                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY
--------------------------------------------------------------------------------


                         Agreement and Plan of Merger


                           Dated as of June 20, 2000

                                     among

                              Virata Corporation,

                         Excess Bandwidth Corporation,

                             VC Acquisition, Inc.

                                      and

                     Steve Dines, as Securityholder Agent


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I  THE MERGER                                                                    1
     Section 1.1.     The Merger......................................................   1
     Section 1.2.     Effective Time..................................................   2
     Section 1.3.     Closing of the Merger...........................................   2
     Section 1.4.     Effects of the Merger...........................................   2
     Section 1.5.     Articles of Incorporation and Bylaws............................   2
     Section 1.6.     Directors.......................................................   2
     Section 1.7.     Officers........................................................   2
     Section 1.8.     Conversion of Shares............................................   3
     Section 1.9.     Dissent and Appraisal Rights....................................   5
     Section 1.10.    Exchange of Certificates........................................   5
     Section 1.11.    Stock Options...................................................   8
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................   9
     Section 2.1.     Organization and Qualification; Subsidiaries; Investments.......  10
     Section 2.2.     Capitalization of the Company and its Subsidiaries..............  10
     Section 2.3.     Authority Relative to this Agreement; Recommendation............  11
     Section 2.4.     Financial Statements............................................  12
     Section 2.5.     Information Supplied............................................  13
     Section 2.6.     Consents and Approvals; No Violations...........................  13
     Section 2.7.     No Default......................................................  13
     Section 2.8.     No Undisclosed Liabilities; Absence of Changes..................  14
     Section 2.9.     Indebtedness; Bank Accounts; Receivables; Customers.............  15
     Section 2.10.    Litigation......................................................  15
     Section 2.11.    Compliance with Applicable Law..................................  15
     Section 2.12.    Title to Properties; Absence of Liens and Encumbrances..........  16
     Section 2.13.    Employee Benefit Plans; Labor Matters...........................  16
     Section 2.14.    Agreements, Scheduled Contracts and Commitments.................  18
     Section 2.15.    Interested Party Transactions...................................  20
     Section 2.16.    Environmental Laws and Regulations..............................  21
     Section 2.17.    Taxes...........................................................  21
     Section 2.18.    Intellectual Property...........................................  22
     Section 2.19.    Insurance.......................................................  27
     Section 2.20.    Certain Business Practices......................................  27
     Section 2.21.    Restrictions on Business Activities.............................  27
     Section 2.22.    Product and Service Warranties..................................  27
     Section 2.23.    Suppliers.......................................................  27
     Section 2.24.    Vote Required...................................................  28
     Section 2.25.    Affiliates......................................................  28
     Section 2.26.    Brokers.........................................................  28
     Section 2.27.    Minute Books....................................................  28
     Section 2.28.    Tax Treatment...................................................  28

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.................  28
     Section 3.1.     Organization....................................................  28
     Section 3.2.     Capitalization of Parent and its Subsidiaries...................  29
     Section 3.3.     Authority Relative to this Agreement............................  30
     Section 3.4.     SEC Reports; Financial Statements...............................  30
     Section 3.5.     Information Supplied............................................  31
     Section 3.6.     Consents and Approvals; No Violations...........................  31
     Section 3.7.     Opinion of Financial Adviser....................................  32
     Section 3.8.     Brokers.........................................................  32
     Section 3.9.     No Prior Activities of Acquisition..............................  32
ARTICLE IV  COVENANTS.................................................................  32
     Section 4.1.     Conduct of Business of the Company..............................  32
     Section 4.2.     Preparation of Information Statement............................  35
     Section 4.3.     No Solicitation or Negotiation..................................  37
     Section 4.4.     Comfort Letters.................................................  38
     Section 4.5.     Approval of Shareholders........................................  38
     Section 4.6.     Access to Information...........................................  38
     Section 4.7.     Certain Filings; Reasonable Efforts.............................  39
     Section 4.8.     Public Announcements............................................  39
     Section 4.9.     Conduct of Business of Parent...................................  40
     Section 4.10.    Indemnification and Directors' and Officers' Insurance..........  40
     Section 4.11.    Notification of Certain Matters.................................  41
     Section 4.12.    Affiliates; Tax-Free Reorganization.............................  41
     Section 4.13.    Additions to and Modification of Company Disclosure Schedule....  41
     Section 4.14.    Employee Matters................................................. 42
     Section 4.15.    Registration Rights Agreement...................................  42
     Section 4.16.    Nasdaq Listing..................................................  42
ARTICLE V  CONDITIONS TO CONSUMMATION OF THE MERGER...................................  43
     Section 5.1.     Conditions to Each Party's Obligations to Effect the Merger.....  43
     Section 5.2.     Conditions to the Obligations of the Company....................  43
     Section 5.3.     Conditions to the Obligations of Parent and Acquisition.........  44
ARTICLE VI  TERMINATION; AMENDMENT; WAIVER............................................  46
     Section 6.1.     Termination.....................................................  46
     Section 6.2.     Effect of Termination...........................................  47
     Section 6.3.     Fees and Expenses...............................................  47
     Section 6.4.     Amendment.......................................................  47
     Section 6.5.     Extension; Waiver...............................................  47
ARTICLE VII  INDEMNIFICATION..........................................................  48
     Section 7.1.     General Survival................................................  48
     Section 7.2.     Indemnification Provisions in General...........................  48
     Section 7.3.     Manner of Indemnification.......................................  49
     Section 7.4.     Securityholder Agent............................................  49
     Section 7.5.     Third-Party Claims..............................................  51

                                      ii

     Section 7.6.     Exclusive Remedy................................................  51
ARTICLE VIII  MISCELLANEOUS...........................................................  52
     Section 8.1.     Entire Agreement; Assignment....................................  52
     Section 8.2.     Validity........................................................  52
     Section 8.3.     Notices.........................................................  52
     Section 8.4.     Governing Law; Venue; Specific Performance; Waiver of Jury Trial  53
     Section 8.5.     Descriptive Headings and Section References.....................  54
     Section 8.6.     Parties in Interest.............................................  54
     Section 8.7.     Certain Definitions.............................................  55
     Section 8.8.     Personal Liability..............................................  56
     Section 8.9.     Counterparts....................................................  56

                               TABLE OF EXHIBITS

Exhibit A..........Matters to be Covered by Opinion of Legal Counsel to Parent
                     and Acquisition
Exhibit B..........Matters to be Covered by Opinion of Legal Counsel to the
                     Company
Exhibit C..........Form of Escrow Agreement
Exhibit D..........Form of Registration Rights Agreement
Exhibit E..........Financial Statements of the Company

                               TABLE OF CONTENTS

                                       TO

                           COMPANY DISCLOSURE LETTER


Section 2.1(a).....Subsidiaries
Section 2.1(b).....Organization and Qualification
Section 2.1(c).....Equity Investments
Section 2.2........Capitalization of the Company and its Subsidiaries
Section 2.3........Authority Relative to this Agreement; Recommendation
Section 2.4(a).....Financial Statements
Section 2.6........Consents and Approvals
Section 2.7........No Defaults
Section 2.8........No Undisclosed Liabilities; Absence of Changes
Section 2.9(a).....Indebtedness
Section 2.9(b).....Bank Accounts
Section 2.9(c).....Receivables
Section 2.9(d).....Revenues
Section 2.9(e).....Set-offs
Section 2.10.......Litigation
Section 2.11.......Compliance with Applicable Law

Section 2.12(a).......Leases of Real Property
Section 2.12(b).......Real Property Liens and Encumbrances
Section 2.13(a).......Employee Benefit Plans
Section 2.13(b).......Liability Under Employment Plans
Section 2.13(c).......Employment and Related Agreements
Section 2.13(d).......Employee Benefits Affected by this Transaction
Section 2.13(f).......Employee Matters
Section 2.14(a).......Contracts
Section 2.14(b).......Loss Contracts
Section 2.14(d).......No Contract Breaches
Section 2.14(e).......Intellectual Property under Consulting Agreements
Section 2.15..........Interested Party Transactions
Section 2.18(a).......Intellectual Property
Section 2.18(b).......Trademarks
Section 2.18(c).......Patents
Section 2.18(d).......Trade Secrets
Section 2.18(e)(i)....Inbound License Agreements
Section 2.18(e)(ii)...Outbound License Agreements
Section 2.18(f).......Licenses
Section 2.18(g).......Protection of Intellectual Property
Section 2.18(l).......Owned Software
Section 2.18(m).......Existing and Currently Manufactured Software
Section 2.18(o).......Employee Confidentiality Agreements
Section 2.18(r).......Intellectual Property Safeguards
Section 2.21..........Restrictions of Business Activities
Section 2.22..........Product Warranties
Section 2.26..........Affiliates
Section 4.1...........Conduct of Business
Section 4.1(h)........Termination Agreements
Section 4.1(o)........Capital Budget
Section 4.1(v)........Licensing Agreements
Section 5.3(i)........Consents
Section 8.7(e)........Persons with Knowledge

                               TABLE OF CONTENTS

                                       TO

                                OTHER SCHEDULES


Section 1.8(b)........Amounts Paid by the Company or Parent to Procure
                        Commitments
Section 5.3(k)(i).....Required Employees
Section 5.3(h)(ii)....Required Additional Employees

                             TABLE OF DEFINED TERMS

                                          Cross Reference
Term                                       in Agreement           Page
----                                    ---------------------    ------

Acquisition.............................Preamble..................... 1
affiliate...............................Section 8.7(a)...............58
Agreement...............................Preamble..................... 1
Bid.....................................Section 2.14(c)(vi)..........20
business day............................Section 8.7(b)...............58
Business System.........................Section 2.18(o)(i)...........27
capital stock...........................Section 8.7(c)...............58
Certificate of Merger...................Section 1.2.................. 2
Certificates............................Section 1.10(b).............. 5
CGCL....................................Section 1.1.................. 2
Closing Date............................Section 1.3.................. 2
Closing.................................Section 1.3.................. 2
Code....................................Preamble..................... 1
Company Affiliates......................Section 2.26.................30
Company Balance Sheet Date..............Section 2.4(a)...............11
Company Balance Sheet...................Section 2.4(a)...............11
Company Board...........................Section 2.3(a)...............11
Company Common Stock....................Section 1.8(a)............... 3
Company Disclosure Letter...............Article II................... 8
Company Permits.........................Section 2.11.................16
Company Plans...........................Section 1.11(a).............. 7
Company.................................Preamble..................... 1
Company Securities......................Section 2.2(a)...............10
Company Stock Option or Options.........Section 1.11(a).............. 7
Contaminant.............................Section 2.18(r)..............29
Contingent Obligation...................Section 2.9(a)...............14
Continuing Employees....................Section 4.14(a)..............44
Control.................................Exhibit B-1.................. 1
Copyrights..............................Section 2.18(a)..............23
Disabling Code..........................Section 2.18(r)..............29
Dissenting Shares.......................Section 1.9.................. 4
Dissenting Stockholder..................Section 1.9.................. 4
Effective Time..........................Section 1.2.................. 2
Employee Non-Disclosure Agreement.......Section 4.14(a)..............44
Employee Plans..........................Section 2.13(a)..............17
Employment Agreements...................Preamble..................... 1
Environmental Claim.....................Section 2.16(a)..............21
Environmental Laws......................Section 2.16(a)..............21
ERISA Affiliate.........................Section 2.13(a)..............17
ERISA...................................Section 2.13(a)..............16
Escrow Agent............................Section 1.10(i).............. 7
Escrow Agreement........................Section 1.10(i).............. 7


Escrow Amount...........................Section 1.10(i).............. 7
Exchange Act............................Section 3.4(a)...............33
Exchange Agent..........................Section 1.10(a).............. 5
Exchange Fund...........................Section 1.10(a).............. 5
Exchange Ratio Determination Price......Section 1.8(b)............... 4
Exchange Ratio..........................Section 1.8(c)............... 4
Final Audited Financial Statements......Section 2.4(b)...............12
Final Date..............................Section 6.1(b)...............49
Financial Statements....................Section 2.4(a)...............11
Floor...................................Section 7.2(c)...............53
Government Contract.....................Section 2.14(c)(vii).........20
Governmental Entity.....................Section 2.6..................12
Hazardous Substance.....................Section 2.16(c)..............22
Inbound License Agreements..............Section 2.18(e)..............25
incentive stock options or ISOs.........Section 1.11(a).............. 8 include or including....................Section 8.7(d)...............59
Indebtedness............................Section 2.9(a)...............14
Indemnified D&O Liabilities.............Section 4.10(a)..............42
Indemnified D&O Persons.................Section 4.10(a)..............42
Indemnitees.............................Section 7.2(a)...............52
Information Statement...................Section 2.5..................12
Insurance Policies......................Section 2.19.................29
Intellectual Property...................Section 2.18(a)..............23
IRS.....................................Section 2.13(a)..............17
knowledge or known......................Section 8.7(e)...............59
Lien....................................Section 8.7(f)...............59
Losses..................................Section 7.2(a)...............53
Major Company Shareholders..............Section 8.7(g)...............59
Material Adverse Effect on Parent.......Section 3.1(b)...............31
Material Adverse Effect on the Company..Section 2.1(b)............... 9
Maximum Merger Consideration............Section 1.8(b)............... 3
Merger..................................Section 1.1.................. 2
Non-Competition Agreements..............Preamble..................... 1
Other Interests.........................Section 2.1(c)............... 9
Outbound License Agreements.............Section 2.18(e)..............25
Owned Software..........................Section 2.18(l)..............26
Parent Common Stock.....................Section 1.8(a)............... 3
Parent Financial Adviser................Section 3.7..................34
Parent Interim Financial Statements.....Section 3.4(b)...............33
Parent Plans............................Section 4.14(d)..............44
Parent..................................Preamble..................... 1
Parent SEC Reports......................Section 3.4(a)...............33
Parent Securities.......................Section 3.2(a)...............32
Patents.................................Section 2.18(a)..............23
Per Share Preference Amount.............Section 1.8(e)............... 4
Person..................................Section 8.7(h)...............59

Preference Amount.......................Section 1.8(d)............... 4
Profit Sharing Plan.....................Section 4.14(c)..............44
Receivables.............................Section 2.9(c)...............15
Registration Rights Agreement...........Section 4.15.................45
SARSEP Plan.............................Section 4.14(c)..............44
Scheduled Contract......................Section 2.14(d)..............20
SEC.....................................Section 3.4(a)...............33
Securities Act..........................Section 3.4(a)...............33
Securityholder Agent....................Preamble..................... 1
Securityholder Agent....................Section 7.4..................54
Series A Preferred Stock................Section 1.8(a)............... 3
Share...................................Section 1.8(a)............... 3
Shareholder Proceedings.................Section 4.5..............40, 41
Shares..................................Section 1.8(a)............... 3
Software Products.......................Section 2.18(m)..............27
Software................................Section 2.18(l)..............26
subsidiary or subsidiaries..............Section 8.7(i)...............59
Survival Period Indemnification Claim...Section 7.2(b)...............53
Survival Period.........................Section 7.1..................52
Surviving Corporation...................Section 1.1.................. 2
Systems.................................Section 2.18(r)..............29
Tax or Taxes............................Section 2.17(a)(i)...........22
Tax Return..............................Section 2.17(a)(ii)..........22
Trade Secrets...........................Section 2.18(a)..............23
Trademarks..............................Section 2.18(a)..............23
Transaction Documents...................Section 8.7(j)...............60
Voting Agreements.......................Preamble..................... 1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June
20, 2000, is by and among Excess Bandwidth Corporation, a California corporation (the "Company"), Virata Corporation, a Delaware corporation ("Parent"), VC Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent ("Acquisition"), and Steve Dines, as agent for the shareholders of the Company ("Securityholder Agent"), who is a party to this Agreement solely with respect to the Sections hereof to the extent they relate specifically to the rights and duties of the Securityholder Agent.

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger is advisable and fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a transaction in which Acquisition will merge with and into the Company, the Company will be the surviving corporation and become a wholly-owned subsidiary of Parent, and the shareholders of the Company will become stockholders of Parent;

     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, certain officers of the Company have entered into retention agreements (the "Retention Agreements") and non-competition agreements (the "Non-Competition Agreements") with Parent and the Company, effective upon consummation of the Merger, as an inducement to Parent to enter into this Agreement; and

     WHEREAS, certain Affiliates of the Company have entered into irrevocable proxy, voting and option agreements, pursuant to which such shareholders have agreed to vote in favor of the Merger and the other transactions contemplated by this Agreement and have granted to Parent an option on their shares of Company stock (the "Voting Agreements"), as an inducement to Parent to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Acquisition and the Securityholder Agent hereby agree as follows:

                                   ARTICLE I


                                   THE MERGER

          Section 1.1.  The Merger.  At the Effective Time and upon the terms
                        ----------
and subject to the conditions of this Agreement and in accordance with the California Corporation Code (the "CGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving

Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

          Section 1.2.  Effective Time.  Subject to the terms and conditions set
                        --------------
forth in this Agreement, on the Closing Date, (a) a copy of this Agreement (or a condensed merger agreement that gives effect to the Merger on the terms contained in this Article I), together with the certificates required by Section 1103 of the CGCL (together, the "Certificate of Merger") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of California for filing on the Closing Date, or as soon thereafter as possible pursuant to Section 1103 of the CGCL and (b) the parties shall make such other filings with the Secretary of State of the State of California and/or any other authority as are necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of California in accordance with Section 1103 of the CGCL, or such later time as Parent and the Company may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

          Section 1.3.  Closing of the Merger.  The closing of the Merger (the
                        ---------------------
"Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in
Article V, at the offices of Gibson, Dunn & Crutcher LLP, 1530 Page Mill Road, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto.

          Section 1.4.  Effects of the Merger.  The Merger shall have the
                        ---------------------
effects as provided in this Agreement and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.5.  Articles of Incorporation and Bylaws. The Articles of
                        ------------------------------------
Incorporation of the Surviving Corporation shall be amended and restated to be the Articles of Incorporation of Acquisition in effect at the Effective Time until amended in accordance with applicable law, except that Article I thereof shall read: "The name of this corporation shall be Excess Bandwidth Corporation." The bylaws of the Surviving Corporation shall be amended and restated to be the bylaws of Acquisition in effect at the Effective Time until amended in accordance with applicable law.

          Section 1.6.  Directors.  The directors of Acquisition at the
                        ---------
Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

          Section 1.7.  Officers.  The officers of Acquisition shall be the
                        --------
initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

        Section 1.8.  Conversion of Shares.
                      --------------------

          (a) At the Effective Time, each share of Common Stock, no par value, of the Company (the "Company Common Stock"), each share of Series A Preferred Stock, no par value, of the Company (the "Series A Preferred Stock"), and each share of Series B Preferred Stock, no par value, of the Company (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Preferred Stock" and together with the Common Stock, individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined hereinafter) and
(ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") equal to (A) in the case of a share of the Company Common Stock, the Exchange Ratio (as defined hereinafter) and (B) in the case of a share of the Preferred Stock (which shall be convertible immediately before the Effective Time on a one-to-one conversion rate), the number of shares of Company Common Stock into which the share of Preferred Stock is convertible immediately before the Effective Time multiplied by the Exchange Ratio. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) The maximum aggregate consideration payable by Parent to shareholders of the Company, the holders of Company Stock Options (as defined hereinafter) and the holder of the Company Warrant in connection with the Merger (the "Maximum Merger Consideration") shall be that number of shares of Parent Common Stock equal to (i) Three Hundred and Fifteen Million Dollars ($315,000,000), divided by (ii) $49.98125 (the "Exchange Ratio Determination Price") or 6,302,363 shares.

          (c) The "Exchange Ratio" shall be equal to the quotient of (i) the Maximum Merger Consideration, divided by (ii) the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Company Common Stock into which all outstanding shares of Preferred Stock are convertible immediately before the Effective Time on a one-to-one conversion rate, plus (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Stock Options, plus (D) the aggregate number of shares of Company Common Stock issuable upon the exercise of all warrants of the Company which remain outstanding immediately after the Effective Time.

          (d) At the Effective Time, each outstanding share of the common stock, no par value per share, of Acquisition shall be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

          (e) At the Effective Time, each Share held by Parent, Acquisition or any subsidiary of Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock shall be delivered with respect thereto.

          (f) (i) Without any further action by the holders of the Preferred Stock, the receipt of shares of Parent Common Stock by such holders pursuant to the terms and conditions of this Agreement shall be deemed to be an acknowledgement and agreement by such holders that the shares of Parent Common Stock that they receive pursuant to the Merger (the "Preferred's Parent Stock") may not be sold or otherwise transferred, pledged or disposed of (collectively, "Transferred") in any manner, except in accordance with the following terms and conditions: (i) Fifteen percent (15%) of the Preferred's Parent Stock held by each such holder and their permitted transferees may be Transferred at any time after the later of (a) the date that is ninety (90) days after the Closing Date, or (b) the expiration date of any lock-up period (which shall not exceed ninety
(90) days) imposed on the officers and directors of Parent provided that the lock-up period shall have been imposed on or prior to August 15, 2000; (ii) an additional Fifteen percent (15%) of the Preferred's Parent Stock held by such holders and their permitted transferees may be Transferred at any time after One Hundred and Eighty (180) days after the Closing Date; (iii) an additional Fifteen percent (15%) of the Preferred's Parent Stock held by such holders and their permitted transferees may be Transferred at any time after Two Hundred and Seventy (270) days after the Closing Date; and (iv) all of the Preferred's Parent Stock held by such holders and their permitted transferees may be Transferred at any time after the first anniversary of the Closing Date.

          (ii) Without any further action by the holders of the Common Stock, the receipt of shares of Parent Common Stock by such holders pursuant to the terms and conditions of this Agreement shall be deemed to be an acknowledgement and agreement by such holders that the shares of Parent Common Stock and the options to purchase shares of Parent Common Stock that they receive pursuant to the Merger (collectively, with any shares of Parent Common Stock issuable upon the exercise of any options to purchase shares of Parent Common Stock, the "Common's Parent Securities") may not be Transferred in any manner, except in accordance with the following terms and conditions: (i) Fifteen percent (15%) of the Common's Parent Securities held by such holders and their permitted transferees may be Transferred upon the later of (a) the date that is ninety
(90) days after the Closing Date, or (b) the expiration date of any lock-up period (which shall not exceed ninety (90) days) imposed on the officers and directors of Parent provided that the lock-up period shall have been imposed on or prior to August 15, 2000 and (ii) all of the Common's Parent Stock held by such holders and their permitted transferees may be Transferred at any time after the first anniversary of the Closing Date.

          (iii) Holders of the Preferred's Parent Stock and the Common's Parent Securities may gift such securities, Transfer such securities to a trust where such holders, their spouses and their children are the sole beneficiaries and distribute such securities to its partners, provided, however, that in each case, such transferees agree in writing to be bound by the terms of this Section 1.8(f).

          Section 1.9.  Dissenters and Appraisal Rights.  Shares that have not
                        -------------------------------
been voted for approval of this Agreement and with respect to which a demand for payment and appraisal have been properly made in accordance with Chapter 13 of the CGCL ("Dissenting Shares"), will not be converted into the right to receive the shares of Parent Common Stock otherwise payable with respect to such Shares at or after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. If a holder of Dissenting Shares (a "Dissenting Stockholder") withdraws his, her or its demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the shares of Parent Common Stock into which such Dissenting Shares would have been converted pursuant to Section 1.8. The Company will give Parent and Acquisition prompt notice, but in any event no later than three days after receipt of any notice, of any demand received by the Company from a holder of Dissenting Shares for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the CGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Chapter 13 of the CGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions unless otherwise agreed by Parent. Any portion of the Merger Consideration that would otherwise have been payable with respect to Dissenting Shares will be retained by Parent.

          Section 1.10.  Exchange of Certificates.
                         ------------------------

          (a) Promptly after the Effective Time, Parent shall issue the number of shares of Parent Common Stock that areissuable pursuant to Section 1.8 and, as required by this Section 1.10, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article I: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section
1.8 (after the application of Section 1.10(i)), and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.


          (b) Parent shall cause the Exchange Agent, as soon as reasonably practicable (but in no event later than twenty (20) days) after the Effective Time, to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and, if applicable, cash to be paid for fractional shares of Parent Common Stock and instructions regarding any lost, stolen, destroyed or mutilated Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. Parent shall cause the Exchange Agent to deliver such certificates and cash, if any, to such holder as soon as reasonably practicable after receipt by the Exchange Agent of the holder's properly completed letter of transmittal and Certificate evidencing his, her or its Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and, if applicable, a check representing the amount of consideration payable in lieu of fractional shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 1.10.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate or such documentation as may be reasonably required regarding any lost, stolen, destroyed or mutilated Certificates. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be promptly paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest
(i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Parent, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

          (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and there shall be no further registration of transfers after the Effective Time on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof, each holder of Shares otherwise entitled to a fraction (after aggregating all fractions that such holder may be entitled to) of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying (i) the Exchange Ratio Determination Price by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

          (g) Any portion of the Exchange Fund that remains undistributed to the shareholders of the Company upon the expiration of twelve (12) months after the Effective Time shall be delivered to Parent upon demand and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

          (h) Neither Parent, Acquisition nor the Company shall be liable to any holder of Shares or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Notwithstanding anything to the contrary contained in this Agreement, Parent shall withhold from the shares of Parent Common Stock that are issued at the Effective Time pursuant to Section 1.8(a) to each holder of Shares and the shares of Parent Common Stock issuable after the Effective Time upon exercise of any Company Stock Options or the Company Warrant ten percent (10%) of such shares (in the aggregate), the "Escrow Shares" and, promptly after the Effective Time, shall deposit certificates representing the Escrow Shares with Greater Bay Trust Company or another third person mutually satisfactory to Parent and the Securityholder Agent, as escrow agent (the "Escrow Agent"), to be administered and distributed pursuant to the provisions of an escrow agreement in substantially the form of Exhibit E (the "Escrow Agreement").
                                       ---------

          Section 1.11.  Stock Options and Warrants.
                         --------------------------

          (a) At the Effective Time, each option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Company's 1998 Stock Option Plan or other agreement or arrangement, whether vested or unvested, and outstanding as of the Effective Time shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with the terms of this Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "Company Plans." Each Company Stock) the option price, Option shall be deemed the number of shares to constitute an option purchasable pursuant to acquire a number of to such option and shares of Parent Common the terms and Stock equal to the conditions of number of Common Shares exercise of such that the holder of such option shall be Company Stock Option adjusted as necessary would have been in order to comply entitled to receive with Section 424(a) pursuant to the Merger of the Code. had such holder exercised such Company Stock Option, whether or not vested, in full immediately prior to the Effective Time (rounded to the nearest whole share) at a price per share (rounded to the nearest whole cent) equal to
(i) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (ii) the product of (A) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by (B) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code ("incentive stock options" or "ISOs") the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be adjusted as necessary in order to comply with Section 424(a) of the Code.

          (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plans and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions including vesting and exercisability (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and the Company Stock Options and ensure, to the extent required by and subject to the provisions of such Company Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

          (c) Parent shall cause a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11 to be reserved for issuance for as long as such options remain outstanding. Parent shall (i) within ten (10) business days after the Effective Time, if no registration statement is in effect covering such shares of Parent Common Stock, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by Persons who are employees within the meaning of Form S-8 and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and (ii) by the Effective Time, cause such shares of Parent Common Stock to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          (d) At the Effective Time, the warrant to the purchase Shares issued to Lighthouse Capital Partners II, L.P. by the Company (the "Company Warrant") shall, without any action on the part of the holder, be converted as of the Effective Time into a warrant to purchase shares of Parent Common Stock in accordance with the terms of this Section 1.11. The Company Warrant shall be converted into a warrant to acquire a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that the holder of such Company Warrant would be entitled to receive under the Company Warrant multiplied by the Exchange Ratio (except that any resulting fraction of a share will be rounded to the nearest whole share) at a price per share equal to (i) the exercise price provided for in the Company Warrant divided by the Exchange Ratio (except that any resulting exercise price will be rounded to the nearest whole cent).

          (e) As soon as practicable after the Effective Time, Parent shall deliver to the holder of the Company Warrant a new warrant for shares of Parent Common Stock (the number of which shares shall be calculated pursuant to subsection 1.11(d) above) on the same terms and conditions as the Company Warrant.

          (f) Parent shall cause a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Warrant converted in accordance with this Section 1.11 to be reserved for issuance for as long as such warrant remains outstanding.

     Section 1.12.  Possible Alternative Structure.  In the event that Parent,
                    ------------------------------
in its sole discretion, determines prior to the Effective Time that there is a material possibility that the transaction contemplated by this Agreement will not constitute a "reorganization" within the meaning of Section 368(a) of the Code, the Merger contemplated by Section 1.1 hereof shall be restructured such that Company shall be merged with and into Acquisition and Acquisition shall be the surviving corporation. In such event, all references to the term "Merger" shall be deemed references to the merger contemplated by this Section 1.8; all references to the term "Surviving Corporation" shall be deemed references to Acquisition; and all references to the term "Effective Time" shall be deemed references to the time at which the certificate of merger is duly filed with the California Secretary of State or at such later time as is specified in the certificate of merger with respect to the Merger as restructured in the manner contemplated by this Section 1.8. Company shall cooperate with Parent and take all steps necessary to implement this alternative structure.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter (the "Company Disclosure Letter") delivered by the Company to Parent in accordance with Section 4.13 (which exceptions shall specifically identify a Section or subsection hereof, as applicable, to which such exception relates and shall also be deemed to qualify any other section or subsection hereof to the extent a matter is described in such a way as to make its relevance to such other section or subsection readily apparent) that:

     Section 2.1.  Organization and Qualification; Subsidiaries; Investments.
                   ---------------------------------------------------------

          (a) The Company has no directly or indirectly owned subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and bylaws (or similar governing documents), as currently in full force and effect, of the Company.

          (b) Except as set forth on Section 2.1(b) of the Company Disclosure Letter, the Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company" means any circumstance, change in, or effect on the Company, taken as a whole, (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations, the business (financial or otherwise) of the Company, taken as a whole, (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger, or (iii) (without limiting the forgoing) that would reasonably be expected to prevent or delay the ability of the Company to ship test samples of the EBS71X and EBS72X chips (and their operating software) to prospective customers by February 2001 which operate at the HDSL2 rate and operate substantially within the test loop conditions specified in the HDSL2 standard or substantially meeting the commercial needs of HDSL2 OEMs; provided, however, that such term shall not include (A) any circumstance or change related to general economic conditions, securities markets generally or the industry in which the Company operates or (B) the extent to which any such circumstance, change or effect results from the effect of the announcement or pendency of the Merger.

          (c) Section 2.1(c) of the Company Disclosure Letter sets forth a true and complete list of each equity investment in an amount of Fifty Thousand Dollars ($50,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Company in any other Person ("Other Interests"). The Other Interests are owned by the Company free and clear of all Liens, except for Liens that may be created by any partnership or joint venture agreements for Other Interests.

     Section 2.2.  Capitalization of the Company and its Subsidiaries.  The
                        --------------------------------------------------
authorized capital stock of the Company consists of Twenty-Five Million (25,000,000) shares of Company Common Stock, of which Eight Million Six Hundred Fifty Five Thousand Eight Hundred and Seventy (8,655,870) were issued and outstanding as of the date hereof, and Four Million Five Hundred Sixteen Thousand Ninety-Four (4,516,094) shares of Series A Preferred Stock, of which Four Million Three Hundred Ninety-One Thousand Five Hundred Fifty-Six (4,391,556) are issued and outstanding as of the date hereof, and Six Million Seven Hundred Fifty Thousand (6,750,000) shares of Series B Preferred Stock, of which Three Million Two Hundred Eighty-Nine Thousand Eight Hundred Ninety-Eight (3,289,898) shares were issued and outstanding as of the date hereof. All of the outstanding shares of Company Common Stock and Preferred Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. After giving effect to the conversion of the Preferred Stock and, assuming no exercise of outstanding Company Stock Options, there will be Sixteen Million Three Hundred Thirty Seven Thousand Three Hundred and Twenty Four (16,337,324) Shares issued and outstanding. Each share of Preferred Stock is convertible into one share of Company Common Stock. As of the date hereof, Two Million One Hundred and Seventy Four Thousand Three Hundred and Nineteen (2,174,319) Shares were reserved for issuance and were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. As of the date hereof, there were outstanding Eight Hundred and Eighty-Four Thousand (884,000) Company Stock Options and five (5) warrants of the Company to purchase an aggregate of One Hundred Ninety-Six Thousand Three Hundred Fifty-Nine (196,359) shares of Preferred Stock. The outstanding Shares, Company Stock Options and warrants of the Company are owned of record by those Persons, in the amounts, at the exercise price and on the vesting schedule, all as set forth in Section 2.2 of the Company Disclosure Letter. Except as set forth above or in Section 2.2 of the Company Disclosure Letter, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or other similar rights (collectively "Company Securities"). Except as set forth in
Section 2.2 of the Company Disclosure Letter, as of the date hereof, there are no outstanding rights or obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

     Section 2.3.  Authority Relative to this Agreement; Recommendation.
                   ----------------------------------------------------

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and each of the other Transaction Documents to which, for the approval of the Company's shareholders under applicable law, under the Company's Articles of Incorporation and bylaws, or it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents to which, the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby, except for the approval of the Company's shareholders under applicable law, under the Company's Articles of Incorporation and bylaws or as set forth in Section 2.3 of the Company Disclosure Letter. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof and, to the extent they are parties, thereof by Parent, Acquisition and any party thereto, the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

          (b) The Company Board has unanimously resolved to recommend that the shareholders of the Company approve and adopt this Agreement.

          (c) Thomas Weisel Partners (the "Company Financial Adviser") has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date hereof, the Maximum Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

     Section 2.4.  Financial Statements.
                   --------------------

          (a) The Company has delivered to Parent copies of financial statements (collectively, the "Financial Statements"), as set forth in Exhibit
                                                                       -------
E, which have been prepared in accordance with United States generally accepted
-
accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated and fairly present in all material respects the consolidated financial condition of the Company at their respective dates and the results of its operations for the periods covered thereby (subject to normal year-end adjustments and except that any unaudited financial statements do not contain all required footnotes) as follows: (i) unaudited balance sheet of the Company at April 30, 2000 and, (ii) the unaudited statement of earnings/operations for the one-month period ended April 30, 2000. The balance sheet of the Company at April 30, 2000 is referred to herein as the "Company Balance Sheet" and the date thereof is referred to herein as the "Company Balance Sheet Date." Such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation. All receivables (if any), notes receivables or other receivables (collectively "Receivables") identified in the Company Balance Sheet are collectible in full in the ordinary course of business, consistent with past practice, subject to any reserve therefore set forth in the Company Balance Sheet.

          (b) The Company has delivered to Parent copies of draft audited balance sheets of the Company at March 31, 1999 and 2000, and the related statements of earnings/operations for the years ended March 31, 1999 and 2000, accompanied by the draft audit opinion thereon of PricewaterhouseCoopers LLP, the Company's independent public accountants (collectively, the "Draft Audited Financial Statements"), and such Draft Audited Financial Statements will have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the consolidated financial condition of the Company at their respective dates and the results of its operations for the periods covered thereby except for any adjustments necessary as a result of the disclosures made in the Company Disclosure Letter. The Final Audited Financial Statements (as defined hereinafter) will differ from the Draft Audited Financial Statements only with respect to necessary adjustments in accordance with GAAP as a result of certain amendments to option agreements as disclosed in the Company Disclosure Letter.

     Section 2.5.  Information Supplied.  None of the information supplied or to
                   --------------------
be supplied by the Company for inclusion in the Information Statement or the Hearing Notice (each as defined in Section 4.2) will, at the date mailed to shareholders of the Company and at the time used in connection with obtaining the approval of the Merger and the adoption of this Agreement and the other Transaction Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The foregoing representation shall not apply to information furnished in writing to the Company by or on behalf of Parent or Acquisition for inclusion in the Information Statement. The Information Statement insofar as it relates to the meeting of the Company's shareholders to vote on, or a solicitation of written consents from Company Shareholders for approval of, the Merger will comply as to form in all material respects with the provisions of the CGCL and the rules and regulations thereunder.

     Section 2.6.  Consents and Approvals; No Violations.  Except for filings,
                   -------------------------------------
permits, authorizations, consents and approvals as may be required under applicable requirements of state securities or blue sky laws and the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger as required by the CGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or bylaws (or similar governing documents) of the Company, (ii) except as set forth in Section 2.6 of the Company Disclosure Letter, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or its properties or assets except, in the case of clause (ii) where such violation, breach or default, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     Section 2.7.  No Default.  Except as set forth in Section 2.7 of the
                   ----------
Company Disclosure Letter, the Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or bylaws (or similar governing documents),
(ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any its properties or assets except, in the case of clause (ii), where such violation, breach or default, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     Section 2.8.  No Undisclosed Liabilities; Absence of Changes.  Except as
                   ----------------------------------------------
and to the extent set forth in Section 2.8 of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto), other than liabilities and obligations which, individually or in the aggregate, will not have a Material Adverse Effect on the Company. Except as and to the extent set forth in Section 2.8 of the Company Disclosure Letter, since the Company Balance Sheet Date, there have been no events, changes or effects with respect to the Company that have had or would reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent as set forth in Section 2.8 of the Company Disclosure Letter, since the Company Balance Sheet Date, the Company has conducted its business in all material respects only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practices, and there has not been, (i) between the Balance Sheet Date and the date hereof any material adverse change in the financial condition, properties, business, results of operations or prospects of the Company; (ii) between the date hereof and the Closing Date, any Material Adverse Effect on the Company; (iii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, not covered by insurance; (iv) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company except pursuant to any stock purchase agreements to which the Company is a party; (v) any amendment of any term of any outstanding security of the Company; (vi) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (but in all events not exceeding Fifty Thousand Dollars ($50,000) in the aggregate); (vii) creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices (not to exceed Fifty Thousand Dollars ($50,000) in the aggregate with respect to the Indebtedness underlying such Liens); (viii) any loan, advance or capital contributions made by the Company to, or investment in, any Person other than loans or advances to employees in connection with business-related travel; (ix) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract, agreement or other right, in any case, material to the Company, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (x) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or (xi) any change by the Company in its accounting principles, practices or methods except as required by a concurrent change in GAAP. Since the Company Balance Sheet Date, except for increases in the ordinary course of business consistent with past practices, there has not been any increase in the compensation payable or that could become payable by the Company to (a) officers of the Company or (b) any employee of the Company whose annual cash compensation is Seventy-Five Thousand Dollars ($75,000) or more.

     Section 2.9.  Indebtedness; Bank Accounts; Receivables; Customers.
                   ---------------------------------------------------

          (a) Section 2.9(a) of the Company Disclosure Letter provides accurate and complete information (including amount and name of payee) with respect to all Indebtedness of the Company. For purposes hereof, "Indebtedness" of any Person shall mean all items of indebtedness of such Person for borrowed money and purchase money indebtedness, including without limitation capitalized lease obligations, which in accordance with GAAP, would be included in determining liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which indebtedness is to be determined, and shall also include all Contingent Obligations. For purposes hereof, "Contingent Obligation" shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, capital lease (other than as lessor), dividend, letter of credit, surety bond, or other obligation of another, including, without limitation, any such obligation directly or indirectly guarantied, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported.

          (b) Section 2.9(b) of the Company Disclosure Letter provides the account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (c) Section 2.9(c) of the Company Disclosure Letter identifies and provides an accurate and complete breakdown of the revenues, if any, received by the Company from each customer or other Person. The Company has received no notice or other communication indicating that any customer or other Person identified in Section 2.9(c) of the Company Disclosure Letter intends or expects to cease dealing with the Company.

          (d) Except as disclosed in Section 2.9(d) of the Company Disclosure Letter, no customer of the Company has a right of refund or set off from the Company.

          Section 2.10.  Litigation.  Except as set forth in Section 2.10 of the
                         ----------
Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its properties or assets before any Governmental Entity. The Company is not subject to any outstanding order, writ, injunction or decree.

          Section 2.11.  Compliance with Applicable Law.  The Company holds all
                         ------------------------------
permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits except where the failure to comply with such Company Permits would not, individually or in the aggregate, impair the Company's business and operations. The business of the Company is not being conducted in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity except where the failure to comply with such law, ordinance or regulation would not, individually or in the
aggregate, impair the Company's business and operations.   No investigation or
review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, except as set forth in Section 2.11 of the Company Disclosure Letter.

     Section 2.12.  Title to Properties; Absence of Liens and Encumbrances.
                    ------------------------------------------------------

          (a) The Company does not own any fee interest in any real property nor has it ever owned any fee interest in any real property. Section 2.12(a) of the Company Disclosure Letter sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by or with respect to the Company, or to the Company's knowledge, by or with respect to any third party. Complete and correct copies of such leases in effect on the date hereof have been delivered to Parent.

          (b) The Company has good and valid title to or, in the case of leased properties and assets, valid leasehold or license interests in, all of its material properties and material assets, whether tangible or intangible (including Intellectual Property), real, personal and mixed, free and clear of any Liens except as reflected in the Financial Statements or in Section 2.12(b) of the Company Disclosure Letter.

     Section 2.13.  Employee Benefit Plans; Labor Matters.
                    -------------------------------------

          (a) Section 2.13(a) of the Company Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee Plans"). The Company has made available to Parent, where applicable, a copy of (i) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan; (ii) the plan documents and instruments governing each such Employee Plan; (iii) all governmental rulings, determinations and opinions (and pending request for governmental rulings, determinations and opinions); and
(iv) any non-discrimination and top heavy test reports for each disclosed Employee Plan.

          (b) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA except as set forth in Section 2.13(b) of the Company Disclosure Letter. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company other than that required by applicable law or for benefits accrued or incurred before such amendment or termination. No Employee Plan is a plan subject to Title IV of ERISA. No Employee Plan is a "multiemployer plan" as defined in Section 3(37) of the ERISA and 414(f) of the Code, nor a "multiple employer plan" as described in Section 4063(a) of ERISA and 413 of the Code, and neither the Company nor any ERISA Affiliate has ever contributed or had an obligation to contribute to any such plans.

          (c) Section 2.13(c) of the Company Disclosure Letter sets forth a list as of the date hereof of (i) all employment agreements with directors, officers or employees of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding Two Thousand Five Hundred Dollars ($2,500); (iii) all severance agreements, programs and policies of the Company with or relating to its employees except such programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions whether or not listed in other parts of the Company Disclosure Letter. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

          (d) Except as disclosed in Section 2.13(d) of the Company Disclosure Letter, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.13 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

          (e) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws.

          (f) There are no controversies (or claims) relating to any Employee Plan (other than routine claims for benefits) or other labor matters pending or, to the knowledge of the Company, threatened between the Company and any of its employees or former employees. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company except as disclosed in Section 2.13(f) of the Company Disclosure Letter, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. There are no strikes, slowdowns, work stoppages, lockouts or, to the Company's knowledge, threats thereof by or with respect to any employees of the Company. Except as described in Section 2.13(f) of the Company Disclosure Letter, the Company is not bound by any agreement, and has not taken or omitted to take any action, that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

     Section 2.14.  Agreements, Scheduled Contracts and Commitments.
                    -----------------------------------------------

          (a)  Scheduled Contracts.  Except as set forth in Sections 2.8, 2.13
               -------------------
and 2.14(a) of the Company Disclosure Letter, the Company does not have, is not a party to and is not bound by:

               (i)     any collective bargaining agreements;

               (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

               (iii) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral;

               (iv) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company in any case involving aggregate payments in excess of One Hundred Thousand Dollars ($100,000) in one year;

               (v) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (vi)    any fidelity or surety bond or completion bond;

               (vii) any lease of personal property having a value individually in excess of Twenty Thousand Dollars ($20,000);

               (viii) any agreement of indemnification or guaranty other than expressly set forth in the Scheduled Contracts (as defined hereinafter);

               (ix) any agreement pursuant to which the Company has granted, or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code;

               (x) any agreement relating to capital expenditures and involving future payments in excess of Twenty Thousand Dollars ($20,000);

               (xi) any agreement relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company's business;

               (xii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including any guaranty referred to in clause
(viii) of this Section 2.14(a);

               (xiii) any purchase order or contract for the purchase of raw materials or services involving Fifty Thousand Dollars ($50,000) or more;

               (xiv)   any construction contract;

               (xv) any distribution, joint marketing or development agreement;

               (xvi) any other agreement that involves Fifty Thousand Dollars ($50,000) or more or is not cancelable without penalty upon notice of thirty
(30) days or less;

               (xvii) any contract under which the Company provides services to third parties for which it will receive payments in excess of Fifty Thousand Dollars ($50,000) in a period of 12 consecutive months;

               (xviii) any contract that contains a liquidated damages provision for failure to meet performance or quality milestones; or

               (xix) any other material agreement or commitment, whether written or oral.

          (b)  Loss Contracts.  Section 2.14(b) of the Company Disclosure Letter
               --------------
identifies all contracts (whether fixed price or time and materials with a price cap or other contract having similar effect) under which the Company provides products or services to a third party and as to which the cost of performance has exceeded or is likely to exceed the contract price and also sets forth, with respect to each such contract, the amount by which such cost of performance exceeds such contract price. Except as set forth in Section 2.14(b) of the Company Disclosure Letter, all contracts under which the Company provides services to a third party are capable of being performed at a cost equal to or less than the contract price.

          (c)  No Government Contracts.
               -----------------------

               (i) The Company is not and never was a party to any Government Contract or outstanding Bid.

               (ii) For purposes hereof, "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a

Government Contract for the design, manufacture or sale of products or the provision of services by the Company.

               (iii) For purposes hereof, "Government Contract " means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company between the Company and (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B) of this sentence.

          (d)  No Contract Breaches.  Except for such alleged breaches,
               --------------------
violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in
Section 2.14(d) of the Company Disclosure Letter, the Company has not in any material respect breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth in Sections 2.2, 2.18(e), 2.18(o), 2.14(a) or 2.14(b) (any such agreement, contract or commitment, regardless of whether it is set forth on such schedule, a "Scheduled Contract"). Each Scheduled Contract is in full force and effect and, except as otherwise disclosed in Section 2.14(d) of the Company Disclosure Letter, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

          (e)  Consulting Agreements.  With respect to the consulting agreements
               ---------------------
of the Company listed in Section 2.14(a) of the Company Disclosure Letter, (i) all of the agreements and understandings of the Company, on the one hand, and each of the respective third parties, on the other hand, are set forth in the copies of such agreements provided to Parent, (ii) there are no other agreements, written or oral, changing the rights or obligations of the Company thereunder and (iii) except as set forth on Section 2.14(e) of the Company Disclosure Letter, the Company has retained all rights to its Intellectual Property related to such agreements and the third parties do not have any ownership interest, jointly or otherwise, in such Intellectual Property.

     Section 2.15.  Interested Party Transactions.  Except as set forth in
                    -----------------------------
Section 2.15 of the Company Disclosure Letter, no officer, director or Affiliate of the Company (nor, to the knowledge of the Company, any parent, sibling, child or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person (material to such Person) that purchases from or sells or furnishes to, the Company, any goods or services, (iii) a material beneficial interest in any Scheduled Contract or (iv) a material contractual or other arrangement with the Company other than contracts relating to consulting services, compensation, options, employee benefits or restricted Shares; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any Person" for purposes of this Section 2.15.

     Section 2.16.  Environmental Laws and Regulations.
                    ----------------------------------

          (a) The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof except where non-compliance or failure to possess such permits or authorizations would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not received written notice of and is not the subject of any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"). To the knowledge of the Company, there are no existing facts that are reasonably likely to prevent or interfere with such compliance in the future. The Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity to which the Company is a party or of which it has knowledge nor is it subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

          (b) There are no Environmental Claims that are pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (c) To the Company's knowledge, (i) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined hereinafter); (ii) the properties formerly owned or operated by the Company, if any, were not contaminated with any Hazardous Substances during the period of ownership or operation of the Company; and (iii) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property.

For purposes hereof, "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or
(iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     Section 2.17.  Taxes.
                    -----

          (a)  Definitions.  For purposes of this Agreement:
               -----------

               (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and

               (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

          (b) The Company has timely filed all material Tax Returns they are required to have filed; and such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

          (c) The Company has paid or adequately provided in the most recent Financial Statements for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay. All Taxes that the Company has been required to collect and withhold have been duly withheld or collected and, to the extent required, has been paid to the proper taxing authority.

          (d) No material claim for assessment or collection of Taxes is presently being asserted against the Company and the Company is not a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

          (e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

          (f) The Company is not a party to any Tax allocation or sharing agreement, other than any agreement entered into in the ordinary course of business with customers, vendors, suppliers, and lessors with respect to Taxes other than net income taxes.

          (g) The Company has not been a member of an affiliated group filing a consolidated federal income Tax return and it does not have any liability for the Taxes of another Person (i) under Section 1.1502-6 of the U.S. Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) or (b) as a transferee or successor.

          (h) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     Section 2.18.  Intellectual Property.
                    ---------------------

          (a) Section 2.18(a) of the Company Disclosure Letter sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others, by the Company, a complete and accurate list of all United States and foreign (a) patents and patent applications;

(b) Trademark (as defined hereinafter) registrations and applications; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether register or unregistered), trade dress, and other intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); United States and foreign patents (including any continuations, continuations in part, reissue patents, reexamination certificates and applications for any of the foregoing) (collectively "Patents"); copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively "Copyrights"); computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets").

          (b)  Trademarks.  To the Company's knowledge, there has been no prior
               ----------
use of any material Trademark by any third party which would confer upon said third party superior rights in any such Trademark.

          (c)  Patents.
               -------

               (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use if necessary) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question. Section 2.18(c) of the Company Disclosure Letter sets forth a complete and accurate list of the Patents owned, or previously owned, by the Company.

               (ii) No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened within the one-year period prior to the date of this Agreement.

               (iii) To the Company's knowledge after customary patent and literature review, there is no Patent, patent application, printed publication or other prior art of any Person that conflicts in any material respect with any Patent of the Company.

          (d)  Trade Secrets.
               -------------

               Except as would not be materially adverse to the Company or its business, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, a copy of which has been furnished to Parent, and, except under confidentiality obligations to the Company's knowledge, there has been no disclosure to third parties by the Company of material confidential information.

          (e)  License Agreements. Section 2.18(e)(i) of the Company Disclosure
               ------------------
Letter sets forth a complete and accurate list of all license agreements granting to the Company any material right to use or practice any rights under any Intellectual Property other than office automation software used generally in the Company's operations and other software that is not used in connection with the design, development, use, maintenance and support, testing, assembly and manufacture of the Company's products and is commercially available on reasonable terms to any Person for a license fee of no more than Ten Thousand Dollars ($10,000) (collectively, the "Inbound"), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder. Section 2.18(e)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all license agreements under which the Company licenses software or grants other rights in to use or practice any rights under any Intellectual Property of the Company, excluding licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to the Company did not exceed Ten Thousand Dollars ($10,000) (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

          (f)  Ownership; Sufficiency of IP Assets.  Except as set forth in
               -----------------------------------
Section 2.18(f) of the Company Disclosure Letter, the Company owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of the material Intellectual Property used the conduct of its business. The Intellectual Property identified in Section 2.18(a) of the Company Disclosure Letter, together with the Company's Trade Secrets, unregistered Copyrights and Trademarks and the Company's rights under the licenses granted to the Company under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's business as it is currently conducted and are all the Intellectual Property rights necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

          (g)  No Infringement by the Company.   To the Company's knowledge, the
               ------------------------------
products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, (i) in the case of Intellectual Property owned by the Company or products designed by the Company, do not infringe upon, violate or constitute the unauthorized use of any Copyright or Trade Secret rights owned or controlled by any third party, and, to the Company's knowledge, do not infringe upon any patent rights owned or controlled by any third party, and (ii) in the case of Intellectual Property licensed by the Company or products sold by third parties to the Company or designed by third parties, to the Company's knowledge, do not infringe upon any Intellectual Property of any third party.

          (h)  No Pending or Threatened Infringement Claims.  No litigation is
               --------------------------------------------
now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim in writing has been received by the Company within the one (1) year prior to the date of this Agreement, (i) alleging that the Company has engaged in any activity or conduct that infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by the Company.

Except as specifically disclosed in one or more Sections of the Company Disclosure Letters pursuant to this Section 2.18, no Intellectual Property owned or licensed by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement (other than Inbound License Agreements) restricting the use thereof by the Company, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

          (i)  No Infringement by Third Parties.  To the Company's knowledge, no
               --------------------------------
Person is misappropriating, infringing, diluting, or violating any Intellectual Property owned or exclusively licensed by the Company, and no such claims have been brought against any Person by the Company.

          (j)  Assignment; Change of Control.  The execution, delivery and
               -----------------------------
performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's rights to own any of its Intellectual Property or its material rights under the Inbound License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such material Intellectual Property.

          (k)  Software. The Software owned or purported to be owned by the
               --------
Company and used in its business ("Owned Software") set forth in Section
2.18(k) of the Company Disclosure Letter, was either (i) developed by employees of Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party. The Owned Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than the Company, except for such materials or development environments obtained by the Company from other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms or as negotiated between the Company any such other Person. For purposes hereof, "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and
(iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (l)  Performance of Existing Software Products. Section 2.18(l) of
               -----------------------------------------
the Company Disclosure Letter contains a list of (i) the Software products that are manufactured by the Company and (ii) any Software products marketed by the Company as to which the Company warrants performance to the end user thereof (collectively "Software Products").

          (m)  Employee Confidentiality Agreements.  Except as set forth in
               -----------------------------------
Section 2.18(m) of the Company Disclosure Letter, all current and former employees and consultants of the Company whose duties or responsibilities relate to the Company's business have entered into confidentiality, invention assignment and proprietary information agreements with the Company in the form provided to Parent. To the Company's knowledge, no employee or consultant of the Company whose duties or responsibilities relate to the Company's business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company (other than time commitments of independent contractors to their other clients) or that would conflict with the Company's business. The carrying on of the Company's business by such employees and contractors of the Company and the conduct of the Company's business as presently proposed, will not, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Company is now obligated. Except as set forth in Section 2.18(m) of the Company Disclosure Letter, it is not necessary to utilize any inventions or any other Intellectual Property of any employees of or consultants to the Company (or Persons the Company currently intends to hire) acquired prior to their employment by the Company in order to carry on the business of the Company as presently conducted. To the Company's knowledge, at no time during the conception of or reduction to practice of any of Intellectual Property owned by the Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's rights in such Intellectual Property. The Company maintains files and records which specifically identify each present and past employee, independent contractor and consultant who participated in a material way in the creation or development of any Owned Software or any other material Intellectual Property, and if a past employee and to the extent known by the Company, the name of the current employer of such past employee. Without limiting the generality of the foregoing, the Company maintains files and records which specifically identify each inventor named in any Owned Patents (either individually or jointly with others), and indicates whether such inventor is a current employee of the Company and, if not a current employee of the Company, (i) the relationship of such inventor to the Company at the time the respective invention was made and the present relationship, if any, of such inventor with the Company and (ii) to the extent known by the Company, the employer and current position of such inventor with such employer.

          (n)  Export Restrictions.  The Company has not exported or transmitted
               -------------------
Software or other material in connection with the Company's business to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

          (o)  Disabling Code and Contaminants. The Company has taken reasonable
               -------------------------------
steps and implemented reasonable procedures to ensure that the Owned Software is free of any disabling codes or instructions (a "Disabling Code" ), and any virus or other intentionally created, undocumented contaminant (a "Contaminant" ), that may, or may be used to, intentionally and outside the scope of normal operation of the Owned Software, access, modify, delete, damage or disable any Systems (as defined below). The Company has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Company's business (consisting of hardware, software, databases or embedded control systems, "Systems" ) are free from Disabling Codes and Contaminants.

Except as may be set forth in Section 2.18(o) of the Company Disclosure Letter, the Company has taken all reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

     Section 2.19.  Insurance. The Company's Insurance Policies (the "Insurance
                    ---------
Policies") are set forth in Section 2.19 of the Company Disclosure Letter. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. To the Company's knowledge, all material claims under the Insurance Policies have been filed in a timely fashion.

     Section 2.20.  Certain Business Practices.  To the Company's knowledge,
                    --------------------------
none of the Company or any directors, officers, agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 2.21.  Restrictions on Business Activities.  Except as set forth
                    -----------------------------------
in Section 2.21 of the Company Disclosure Letter, there is no noncompetition agreement, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, except as set forth in Section 2.21 of the Company Disclosure Letter, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or providing services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     Section 2.22.  Product and Service Warranties.  Section 2.22 of the Company
                    ------------------------------
Disclosure Letter sets forth a summary of the written warranties and guaranties by the Company currently in effect with respect to any of its products or services, complete and accurate copies of which have been delivered to Parent. There have not been any material deviations from such warranties and guaranties, and neither the Company nor any of its salesmen, employees, distributors or agents is authorized to undertake warranty and guaranty obligations to any customer or to other third parties in excess of such warranties or guaranties. Except as set forth in Section 2.22 of the Company Disclosure Letter, to the Company's knowledge, the Company has not made any oral warranty or guaranty with respect to any of its products or services.

     Section 2.23.  Suppliers and Customers.  The documents and information
                    -----------------------
supplied by the Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, the Company has received no notices of termination or written threats of termination from any of the five
(5) largest suppliers or the five (5) largest customers of the Company.

     Section 2.24.  Vote Required.  The affirmative vote of the holders of (i) a
                    -------------
majority of the shares entitled to vote of Common Stock and (ii) a majority of outstanding shares entitled to vote of Preferred Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 2.25.  Affiliates.  Except for the directors and executive officers
                    ----------
of the Company, each of whom is listed in Section 2.25 of the Company Disclosure Letter, there are no Persons who may be deemed to be Affiliates of the Company under Rule 145 under the Securities Act (the "Company Affiliates ").

     Section 2.26.  Brokers.  No broker, finder or investment banker (other than
                    -------
Thomas Weisel Partners) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 2.27.  Minute Books.     The minute books of the Company made
                    ------------
available to Parent are the only minute books of the Company and contain a reasonably accurate summary of all actions taken at meetings of the Company Board (or committees thereof) or actions by written consent since the time of organization of the Company.

     Section 2.28.  Tax Treatment.     Neither the Company nor any of its
                    -------------
Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby represent and warrant to the Company as follows:

     Section 3.1.  Organization.
                   ------------

          (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificate or Articles of Incorporation and bylaws as currently in full force and effect, of Parent and Acquisition.

          (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent" means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations or business (financial or otherwise) of Parent and its subsidiaries, taken as a whole or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger; provided, however, that such term shall not include any circumstance or change related to (A) general economic conditions or the industry in which Parent operates, (B) securities markets generally or (C) fluctuations in the price of Parent Common Stock unrelated to any event that would otherwise constitute a Material Adverse Effect on Parent or (D) the extent to which any such circumstance, change or effect results from the effect of the announcement or pendency of the Merger.

     Section 3.2.  Capitalization of Parent and its Subsidiaries.
                   ---------------------------------------------

          (a) The authorized capital stock of Parent consists of Four Hundred Fifty Million (450,000,000) shares of Parent Common Stock, of which Fifty Million Two Hundred and Three Thousand Nine Hundred Fifty-Six (50,203,956) shares of Parent Common Stock were issued and outstanding as of June 16, 2000, and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of June 9, 2000 Two Million Six Thousand Fifty-Five and Sixty-Four (2,655,064) shares of Parent Common Stock were reserved for issuance (excluding automatic future re-loads under Parent's option or employee stock purchase plans, "Parent Reserved Shares") and Nine Million Two Hundred Sixty-Nine Thousand and Seven Hundred Sixty-Four (9,269,764) were issuable upon or otherwise deliverable in connection with the exercise of outstanding options, warrants and convertible securities. Between June 16, 2000 and the date hereof, no shares of Parent's capital stock have been issued, other than pursuant to the exercise of stock options, warrants and convertible securities that entitled the holders thereof to purchase Parent Reserved Shares and except for grants of stock options to employees, officers and directors made in the ordinary course of business and consistent with past practice that would entitle the holders thereof to purchase Parent Reserved Shares. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent is convertible into or exchangeable for shares of capital stock, or voting securities of Parent, (iii) no options or other rights to acquire from Parent and no obligations of Parent to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalent interests in the ownership or earnings of Parent or other similar rights (collectively, "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

          (b) The Parent Common Stock constitutes the only classes of equity securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

          (c) At the Effective Time, the shares of Parent Common Stock issuable to the shareholders of the Company pursuant to Article I shall be validly issued, fully paid, nonassessable and free of preemptive rights of any stockholders of Parent.

     Section 3.3.  Authority Relative to this Agreement.  Each of Parent and
                   ------------------------------------
Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents to which Parent or Acquisition is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Parent or Acquisition is a party have been duly and validly executed and delivered by each of Parent and Acquisition and constitute, assuming the due authorization, execution and delivery hereof by the Company, the valid, legal and binding agreements of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 3.4.  SEC Reports; Financial Statements.
                   ---------------------------------

          (a) Parent has filed all required reports, proxy statements, registration statements, forms and other documents with the Securities and Exchange Commission (the "SEC") since November 16, 1999 (the "Parent SEC Reports") which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each law as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited and any unaudited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except for the absence of footnotes in the unaudited financial statements), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any interim financial statements, to normal year-end adjustments).

          (b) Parent has delivered to the Company copies of an audited balance sheet of Parent as of April 2, 2000 and the related statement of earnings for the fiscal year ended April 2, 2000, which have been prepared in all material respects in accordance with GAAP consistently applied, and fairly present the financial condition of Parent as of April 2, 2000 and the results of its operations for the period covered thereby (the "Parent Audited Financial Statements"). Since April 2, 2000, there has not been any (i) Material Adverse Effect on Parent or (ii) change by Parent in its accounting principles, practices or methods, except as required by a concurrent change in GAAP.

          (c) Except as disclosed in the Parent Interim Financial Statements, no change in the business, assets, liabilities, condition (financial or other), or results of operations of Parent has occurred between the date of filing of the SEC Reports filed prior to the date hereof with the SEC and the date hereof that would cause such SEC Reports, including the financial and schedules included or incorporated by reference therein, to contain, as of the date hereof, any untrue statement of a material fact or to omit to state a material fact that would be required to be stated or incorporated by reference therein or that would be necessary in order to make the statements contained therein, as of the date hereof, not misleading.

     Section 3.5.  Information Supplied.  None of the information supplied or to
                   --------------------
be supplied in writing by Parent or Acquisition for inclusion in the Information Statement or the Hearing Notice (as defined herein) will, at the date mailed or furnished to shareholders of the Company in connection with obtaining approval of the Merger, this Agreement and the other Transaction Documents contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Hearing Notice will comply as to form in all material respects with the provisions of the CGCL and the rules and regulations thereunder or the Securities Act and the rules and regulations thereunder, as the case may be.

     Section 3.6.  Litigation.  There is no suit, action, proceeding or
                   ----------
investigations pending or, to the knowledge of Parent, threatened against Parent or Acquisition that would have a Material Adverse Effect on Parent or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     Section 3.7.  Consents and Approvals; No Violations.  Except for filings,
                   -------------------------------------
permits, authorizations, consents, and approvals as may be required under applicable requirements of state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the CGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Parent or Acquisition of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Certificate or Articles of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets.

     Section 3.8.  Opinion of Financial Adviser.  Credit Suisse First Boston
                   ----------------------------
(the "Parent Financial Adviser") has delivered to the Board of Directors of Parent its opinion to the effect that, as of the date hereof, the Maximum Merger Consideration is fair, from a financial point of view, to Parent.

     Section 3.9.  Brokers.  No broker, finder or investment banker (other than
                   -------
the Parent Financial Adviser) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

     Section 3.10.  No Prior Activities of Acquisition.  Except for obligations
                    ----------------------------------
incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

                                  ARTICLE IV

                                  COVENANTS

     Section 4.1.  Conduct of Business of the Company.  Except as contemplated
                   ----------------------------------
by this Agreement or as described in Section 4.1 of the Company Disclosure Letter, during the period from the date hereof to the Effective Time, the Company shall conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it, with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 4.1 of the Company Disclosure Letter, prior to the Effective Time, the Company shall not, without the prior written consent of Parent:

          (a) amend its Certificate or Articles of Incorporation or bylaws (or other similar governing instruments);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except (i) for the issuance and sale of Shares upon the exercise of Company Stock Options granted under the Company Plans prior to the date hereof and pursuant to clause (iv) of this sentence, (ii) upon the exercise of warrants of the Company outstanding on the date hereof; pursuant to the Company's 401(k) Plan; and (iv) for grants of options to newly hired employees ("New Options"), in each case, in the ordinary course of business;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any subsidiary;

          (f) (i) incur or assume any long-term or short-term Indebtedness or issue any debt securities, in each case, except for borrowings under existing lines of credit in the ordinary course of business and consistent with past practices, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than customary advances to employees in the ordinary course of business consistent with past practice not to exceed Twenty Thousand Dollars ($20,000) in the aggregate); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (g) except as may be required by applicable law or as expressly contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, special remuneration, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements in effect on the date hereof, or as required by applicable federal, state or local applicable law or regulations;

          (i) except as expressly contemplated by this Agreement, enter into or amend any employment agreements, oral or written, increase the compensation payable or to become payable by it to any of its officers, shareholders, directors, employees or consultants, or adopt or amend any employee benefit plan or arrangement, oral or written (including any amendment to the Company Plans or the agreements thereunder), or increase the salaries or wage rates of its officers, shareholders, directors, employees or consultants;

          (j) terminate the employment of any manager or officer without the prior written consent of Parent (which consent shall not be unreasonably withheld);

          (k) exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise;

          (l) other than in the ordinary course of business and consistent with past practices, (i) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Fifty Thousand Dollars ($50,000) in the aggregate, (ii) enter into any exclusive license, distribution, marketing, sales or other agreement, (iii) enter into a "development services" or other similar agreement, or (iv) acquire, sell, lease, license, transfer or otherwise dispose of any Intellectual Property;

          (m) except as may be required as a result of a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

          (n) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

          (o) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice that would be material to the Company; (iii) amend, modify or waive any right under any Scheduled Contract or any other material contract of the Company; (iv) breach or otherwise violate the terms of any Scheduled Contracts;
(v) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company; or (v) authorize any new or additional capital expenditure or expenditures if any such expenditure or expenditures are not listed in the capital budget attached as Section 4.1(o) of the Company Disclosure Letter; or (vi) authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

          (p) make or revoke any tax election or settle or compromise any income tax liability or permit any insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (q) allow any insurance policy relating to the Company's assets, properties or business to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

          (r) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (s) fail to pay any Taxes or other material debts when due;

          (t) commence any litigation or any binding dispute resolution process (other than in respect of any breach of or claim arising under this Agreement), or settle or compromise any pending or threatened suit, action, claim or other dispute that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involve more than Twenty Thousand Dollars ($20,000) or that would otherwise be material to the Company, or relates to any Intellectual Property matters;

          (u) take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or
(ii) cause any transaction in which the Company was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code;

          (v) except as set forth in Section 4.1(v) of the Company Disclosure Letter, enter into any licensing, distribution, sponsorship, advertising or other similar contracts, agreements, or obligations out of the ordinary course of business which may not be canceled without penalty by the Company upon notice of 30 days or less or which provide for payments by or to the Company in an amount in excess of Fifty Thousand Dollars ($50,000) over the term of the agreement;

          (w) engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (x) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(w) that it is prohibited from taking (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the Exhibits hereto) untrue or incorrect).

     Section 4.2.  Preparation of Permit Application, Hearing Request, Hearing
                   -----------------------------------------------------------
Notice and Information Statement.  As promptly as practicable after the date
--------------------------------
hereof, Parent and the Company shall prepare and file with the California Department of Corporations the documents required to qualify the offer and sale of securities by Parent in connection with the Merger under a permit under
Section 25121 of the California Corporations Code and for the approval of the terms and conditions of the issuance of securities in the Merger, and the fairness of such terms and conditions, by the California Commissioner of Corporations pursuant to a hearing under Section 25142 of the California Corporations Code (a "Hearing"), including, but not limited to an application for such permit (the "Permit Application"), a request for such hearing (the "Hearing Request"), a notice of such hearing (the "Hearing Notice") and all required or appropriate associated documents (collectively, the "Notice Materials"), in order to perfect the exemption from registration provided by
Section 3(a)(10) of the Securities Act. Each of Parent and the Company shall use reasonable efforts to obtain such permit and approval (the "Permit") as promptly as practicable. If the Company and Parent mutually determine that distribution of an information statement or proxy statement is necessary or appropriate, the Company and Parent will prepare and the Company will distribute at the earliest practicable date such information statement or proxy statement (the "Information Statement"), along with the Notice Materials, to the Company's shareholders in connection with their consideration and approval of this Agreement, the Merger and related matters. Such Notice Materials and any such Information Statement will contain information, and such approval will be solicited, in compliance with applicable law. Each of Parent and the Company will promptly provide all information relating to Parent or Company, as applicable, necessary for inclusion in the Notice Materials and Information Statement, if any, to satisfy the requirements of all applicable state and federal securities laws. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Hearing Notice or Information Statement, as applicable, the Company or Parent, as applicable, will promptly inform the other of such occurrence and cooperate in preparing and mailing to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall be solely responsible for any statement, information or omission in the Notice Materials and Information Statement, if any, relating to it or its affiliates based upon written information furnished by it.

          (b) Private Placement.  If (a) the Hearing has not occurred by August
              -----------------
30, 2000 or (c) the Permit has not been issued by September 10, 2000, then the Company will assist Parent and cooperate fully with Parent in connection with the proceeding to offer the securities as a private placement. Each of Parent and the Company will promptly provide all information relating to Parent or Company, as applicable, as may be reasonably requested in connection with any action to be taken under any applicable state and federal securities laws. Each of Parent and the Company shall be solely responsible for any statement, information or omission in any application, filing, statement or prospectus relating to it or its Affiliates made in connection with such action and based upon written information furnished by it.

          (c) Regulatory Approvals.   The Company, Parent and Acquisition will
              --------------------
execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. The Company will use all reasonable efforts to obtain or assist Parent in obtaining all such authorizations, approvals and consents. Without limiting the generality of the foregoing, Company, Parent and Acquisition make any filing required under the HSR Act and shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or Department of Justice for additional information or documentation, and (b) any inquiries or requests received from any state attorney general or other governmental body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any material legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding, and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding.

     Section 4.3.  No Solicitation or Negotiation.  Between the date hereof and
                   ------------------------------
the earlier of the termination of this Agreement and the Effective Time, the Company shall not (nor shall the Company permit any of its officers, directors, employees, agents and representatives or cause any Person on behalf of the Company to) directly or indirectly, take any of the following actions with any Person other than Parent and Acquisition:

          (a) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or any other equity interest in the Company or any material part of its assets (each such proposal or offer hereinafter referred to as an "Acquisition Proposal");

          (b) provide information with respect to it to any Person, other than Parent and Acquisition, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any material part of its assets; or

          (c) enter into any agreement with any Person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any material part of its assets;

provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger by the Company's shareholders, this Section 4.3 shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or conducting discussions or engaging in negotiations with, any Person (i) who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal, the terms of which the Board of Directors of the Company after consultation with its financial advisor, reasonably concludes would be superior to the terms of the Merger, (ii) the Board of Directors of the Company shall have determined, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors of the Company reasonably require the Company to furnish information to and negotiate with such Person and (iii) the Company provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the Confidentiality Agreement dated March 27, 2000 between Parent and the Company heretofore entered into between Parent and the Company.

     The Company Board shall not withdraw its recommendation of the transactions contemplated hereby or recommend an alternative transaction unless the Company Board determines in the exercise of its fiduciary duties after consultation with legal counsel that it is required to do so and unless it has provided at least two days prior written notice to Parent of any such withdrawal. The Company shall promptly in any event, no later than one (1) day after receipt, notify the Parent in the event it receives any proposal or inquiry from a third party concerning a proposed acquisition of the Company, including the terms and conditions thereof and the identity of the party submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same.

     Section 4.4.  Comfort Letter.  Upon notice to the Company of at least ten
                   --------------
(10) days prior to the date of any filing, the Company shall use reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter dated not more than five (5) days prior to the date of any filing by Parent with the SEC of a registration statement relating to an underwritten offering and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with the transactions contemplated by this Agreement.

     Section 4.5.  Approval of Shareholders.  The Company shall take all actions
                   ------------------------
necessary in accordance with the CGCL and its Articles of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of or solicit written consents from its shareholders (including, if necessary, a separate meeting of holders of the Preferred Stock) as promptly as practicable to obtain their vote or written consent for (i) the adoption and approval of this Agreement and the transactions contemplated hereby and (ii) the amendments to the option agreements as disclosed in the Company Disclosure Letter (the "Shareholder Proceedings"). The shareholder vote or the written consents required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the CGCL and the Company's Articles of Incorporation and bylaws. Except as set forth in Section 4.3, the Company will, through the Company Board, recommend to its shareholders approval of such matters. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone (i) the Shareholder Proceedings to the extent necessary to ensure that any necessary supplement or amendment to the Information Statement is provided to the Company's shareholders in advance of a vote or the acceptance of written consents on the Merger and this Agreement or
(ii) the time for which the Shareholder Proceedings is originally scheduled (as set forth in the Information Statement), if there are insufficient Shares represented, either in Person or by proxy, to constitute a quorum necessary to conduct the business of the Shareholder Proceedings. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the consummation of the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as requested.

     Section 4.6.  Access to Information.
                   ---------------------

          (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company as Parent may reasonably require, and will cause its officers to furnish Parent or its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request.

          (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with June 2000), an unaudited balance sheet as of the end of such month and the related statements of earnings, shareholders' equity (deficit) and cash flows, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, shareholders' equity (deficit) and cash flows for the quarter then ended, and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year, an audited balance sheet as of the end of such year and the related statements of earnings, shareholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

          (c) Each of the parties hereto will hold, and will cause its consultants and advisors to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated June 18, 2000 (the "Confidentiality Agreement ").

     Section 4.7.  Certain Filings; Reasonable Efforts.  Subject to the terms
                   -----------------------------------
and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation of the Information Statement and any amendments thereto; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable or reasonably requested by Parent or the Company for the consummation of the transactions contemplated by this Agreement, including taking all actions necessary to comply with the HSR Act, to make all necessary filings with applicable authorities thereunder and to seek early termination in connection with such filings; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company shareholder vote with respect to the Merger. The Company agrees to use all reasonable efforts to encourage its employees to accept any offers of continued employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action. None of the parties hereto shall engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement.

     Section 4.8.  Public Announcements.  The Company nor any of its Affiliates
                   --------------------
shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any proposed third party acquisition, without the prior written consent of Parent.

     Section 4.9.  Conduct of Business of Parent.  Except as contemplated by
                   -----------------------------
this Agreement, from the date hereof to the Effective Time, neither Parent nor any of its subsidiaries shall, without the prior written consent of the Company:

          (a) amend its Certificate or Articles of Incorporation (or other similar governing instruments) in any manner that would reasonably be expected to materially and adversely affect the shareholders of the Company after the Effective Time; provided that nothing contained in this Section 4.9(a) shall prohibit Parent from adopting a rights plan or similar "poison pill" plan;

          (b) adopt a plan of complete or partial liquidation or dissolution of Parent; provided that nothing contained in this Section 4.9 shall prohibit Parent from merging with or into or being acquired or purchased by any Person; or

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

          (d) engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement.

          (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.9(a) and (d) that it is prohibited from taking (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect).

     Section 4.10.  Indemnification and Directors' and Officers' Insurance.
                    ------------------------------------------------------

          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless (and shall also cause the Surviving Corporation to advance expenses as reasonably incurred to the fullest extent permitted under applicable law to), to the extent not covered and paid by insurance, each Person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the "Indemnified D&O Persons") against (i) all losses, claims, damages, costs, expenses (including reasonable counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified D&O Liabilities"); (ii) all Indemnified D&O Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law and in excess of the limits of Section 317 of the CGCL; and (iii) all costs and expenses, including reasonable attorneys fees and legal expenses incurred by any Indemnified D&O Person in enforcing his or her rights under this
Section 4.10. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified D&O Liabilities, nor shall this Section 4.10 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this
Section 4.10 shall apply without limitation to negligent acts or omissions by an Indemnified D&O Person. Each Indemnified D&O Person is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified D&O Person may have under any agreement with the Company or under the Company's Articles of Incorporation or bylaws as presently in effect or under any provision of applicable law.

          (b) Parent will cause the Surviving Corporation to fulfill and honor in all respects its obligations under Section 4.10(a) and will not permit the Surviving Corporation to merge or consolidate with any entity unless the Surviving Corporation ensures that the surviving or resulting entity assumes the obligations imposed by Section 4.10(a).

     Section 4.11.  Notification of Certain Matters.  The Company shall give
                    -------------------------------
prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such failure to satisfy any covenant, condition or agreement or limit or otherwise affect the conditions to the performance hereunder or remedies available hereunder for the party receiving such notice.

     Section 4.12.  Tax-Free Reorganization.  The Company, on the one hand, and
                    -----------------------
Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates in form and substance reasonably acceptable to the other party, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent and Acquisition shall take any action or fail to take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.13.  Additions to and Modification of Company Disclosure Letter.
                    ----------------------------------------------------------
Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent a Company Disclosure Letter that includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent such additions to or modifications of any Sections of the Company Disclosure Letter necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under
Article II, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties.

     Section 4.14.  Employee Matters.
                    ----------------

          (a)  Employees.  All employees of the Company at the Effective Time
               ---------
are hereinafter referred to as "Continuing Employees." Continuing Employees will be subject to employment at the will of the Surviving Corporation unless there exists an employment agreement covering such Continuing Employee at the Effective Time.

          (b) Company Employee Plans.  At Parent's request, the Company shall
              ----------------------
take all necessary actions so that the Employee Plans are frozen or terminated immediately prior to, at or immediately after the Effective Time.

          (c)  Participation in Parent Plans.  Parent has made available to the
               -----------------------------
Company descriptions of each of the material employee benefit plans made available by it generally to its employees (the "Parent Plans"). Parent covenants that the Continuing Employees shall either (i) continue to be eligible to participate in substantially all of the Employee Plans existing immediately prior to the Closing Date subject to its terms and conditions, or (ii) as soon as practicable after the Closing Date, be eligible to participate in the Parent Plans on substantially the same terms and conditions as similarly situated employees of Parent and that for purposes of participation in any Parent Plan, except for any "defined benefit plan" (as defined in ERISA), the Continuing Employees shall receive full credit towards vesting and eligibility under the Parent Plan for the time of service with the Company to the same extent as if such Continuing Employees had been continuously employed for such periods of time with Parent, and they shall not be subject to any pre-existing condition exclusions under any health care plan maintained by Parent for the employees of the Parent (except for those existing under any health care plan maintained by the Company). Nothing in this section shall limit Parent's ability to modify or terminate any employee benefit plan or arrangement including any Employee Plan or Parent Plan at anytime in accordance with the terms of such plan and any applicable law.

     Section 4.15.  Nasdaq Listing.  Within  thirty (30 days) after the
                    --------------
Effective Time, Parent shall cause the shares of Parent Common Stock to be issued in exchange for the Shares to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     Section 4.16.  Registration Rights Agreement.
                    -----------------------------

     On or prior to the Effective Time, Parent shall execute and deliver to the Securityholder Agent, on behalf of all shareholders of the Company, a registration rights agreement substantially in the form of Exhibit D (the
                                                           ---------
"Registration Rights Agreement").

     Section 4.17.  Delivery of Audited Financial Statements of the Company.
                    -------------------------------------------------------

     On or prior to the Effective Time, the Company shall cause PricewaterhouseCoopers LLP, its independent public accountants ("PWC"), to deliver to Parent and Acquisition, the final audited balance sheets of the Company at March 31, 1999 and 2000, and the related statements of earnings/operations for the years ended March 31, 1999 and 2000, accompanied by the audit opinion thereon of PWC (collectively, the "Final Audited Financial Statements").

     Section 4.18.  Virtual IP Agreement.
                    --------------------

     On or prior to the Effective Time, the Company shall use its best efforts to execute an agreement with Virtual IP, in a form reasonably satisfactory to Parent, which shall provide, among other things, that the Intellectual Property resulting from the Company's past, present and future engagement of Virtual IP shall be fully assigned to the Company without any restrictions or limitations.

                                   ARTICLE V


                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.1.  Conditions to Each Party's Obligations to Effect the Merger.
                   -----------------------------------------------------------
The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite votes of the shareholders of the Company;

          (b) no statue, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state or foreign court or United States federal or state or foreign Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any other governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Company's business after the Effective Time in all material respects as it was operated prior thereto and as it is presently contemplated to be conducted in the future shall have been given, obtained or complied with, as applicable; and

          (d) Either a Fairness Hearing Permit shall have been granted by the State of California or the Company and the Parent shall have executed the Registration Rights Agreement.

     Section 5.2.  Conditions to the Obligations of the Company.  The obligation
                   --------------------------------------------
of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct, except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent and except to the extent such breach is with respect to Section 3.2 and occurred as a result of any issuance of or execution of any agreement to issue capital stock of Parent in connection with any financing or acquisition transaction, as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date and, in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

          (b) each of the material covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition; provided, however, that in connection with the compliance by Parent or Acquisition with any applicable law (including the HSR Act) or obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be (i) required, or be construed to be required, to sell or divest any material assets or business or to restrict in any material respect any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby or (ii) prohibited from owning, and no material limitation shall be imposed on Parent's ownership of, any material portion of the Company's business or assets;

          (c) the Company shall have received the opinion of tax counsel to the Company or tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may rely on such representations as such counsel reasonably deems appropriate and such opinion shall not have been withdrawn or modified in any material respect;

          (d) the Company shall have received the opinion of legal counsel to Parent and Acquisition as to the matters set forth in Exhibit C;
                                                      ---------

          (e) there shall have occurred no Material Adverse Effect on Parent;

          (f) the Securityholder Agent shall have received, on behalf of all shareholders of the Company, the Registration Rights Agreement executed by Parent; and

          (g) the Shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     Section 5.3.  Conditions to the Obligations of Parent and Acquisition.  The
                   -------------------------------------------------------
respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company contained in this Agreement, except for those contained in Section 2.2, shall be true and correct, except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company, and the representations and warranties of the Company contained in Section 2.2 shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time and except for the grant of New Options pursuant to Section 4.1(b) (and except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (b) each of the material covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (c) there shall not have occurred a Material Adverse Effect on the Company;

          (d) Parent shall have received the opinion of tax counsel to Parent reasonably acceptable to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may rely on such representations as such counsel reasonably deems appropriate, and such opinion shall not have been withdrawn or modified in any material respect;

          (e) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit D;
                                       ---------

          (f) the Company shall have obtained the consent or approval of each Person listed on Schedule 5.3(f) whose consent or approval shall be required in
                 ---------------
order to permit the succession by the Surviving Corporation pursuant to the Merger to any agreement, instrument, obligation, right, permit or interest of the Company;

          (g) no more than five percent (5%) of the outstanding Shares shall be Dissenting Shares or other Shares with respect to which dissenter's rights have not been terminated; and

          (h) either (i) the California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied or (ii) the issuance of the shares of Parent Common Stock and options to purchase shares of Parent Common Stock pursuant to this Agreement shall be exempt from the registration requirements under the Securities Act.

                                   ARTICLE VI


                         TERMINATION; AMENDMENT; WAIVER

     Section 6.1.  Termination.  This Agreement may be terminated and the Merger
                   -----------
may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the Company's shareholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by October 19, 2000 (the "Final Date "); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before such date;

          (c) by the Company (i) if any representations or warranties of Parent or Acquisition shall have become untrue such that the conditions set forth in
Section 5.2(a) would be incapable of being satisfied by the Final Date, provided, that the Company has not breached any of its obligations, representations or warranties hereunder to an extent that would entitle Parent or Acquisition to terminate this Agreement pursuant to Section 6.1(d); or (ii) if there shall have been a material breach by Parent or Acquisition of any of their respective covenants or agreements hereunder and Parent has not cured such breach within fifteen (15) business days after notice by the Company thereof, such that the conditions set forth in Section 5.2(b) would be incapable of being satisfied within such 15 day period or, if within 15 days of the Final Date, by the Final Date, provided that the Company has not breached any of its obligations, representations or warranties hereunder to an extent that would entitle Parent or Acquisition to terminate this Agreement pursuant to Section 6.1(d); or

          (d) by Parent and Acquisition (i) if any representations or warranties of the Company shall have become untrue such that the conditions set forth in
Section 5.3(a) would be incapable of being satisfied within such 15 day period or, if within 15 days of the Final Date, provided, that neither Parent nor Acquisition has breached any of their respective obligations hereunder to an extent that would entitle the Company to terminate this Agreement pursuant to
Section 6.1(c); (ii) if there shall have been a material breach by the Company of any of its covenants or agreements hereunder such that the conditions set forth in Section 5.3(b) would be incapable of being satisfied within such 15 day period or, if within 15 days of the Final Date, by the Final Date, provided that neither Parent nor Acquisition has breached any of its obligations hereunder to an extent that would entitle the Company to terminate this Agreement pursuant to
Section 6.1(c); (iii) if the Company shall have ceased using all reasonable efforts to call, give notice of, or convene or hold a shareholders' meeting to vote on or to solicit shareholder written consent of the Merger as promptly as practicable after the date hereof or shall have adopted a resolution not to effect any of the foregoing; (iv) if the Company shall have convened a meeting of its shareholders to vote upon or attempted to obtain the written consent of its shareholders to approve the Merger and shall have failed to obtain the requisite vote or consent of its shareholders; or (v) if more than five percent (5%) of the Shares shall be Dissenting Shares or other Shares with respect to which dissenter's rights have not been terminated.

     Section 6.2.  Effect of Termination.  In the event of the termination and
                   ---------------------
abandonment of this Agreement by the Company or Parent and Acquisition pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders other than the provisions of this Section
6.2 and Section 6.3 and the provisions of all of Articles VII and VIII (other than Section 8.7, in which case, the only clauses that shall survive shall be the clauses in such section that contain defined terms that are referenced in the foregoing surviving sections); provided, however, that the Confidentiality Agreement shall survive the termination of this Agreement. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination for fraud or intentional misrepresentation or, prior to the Effective Time, for any intentional breach of such party's representations, warrants, covenants or obligations contained herein. Notwithstanding the foregoing, if this Agreement is terminated for any reason whatsoever, then for a one (1) year period thereafter, neither Parent or Acquisition nor the Company shall directly or indirectly (including, without limitation, through any existing or future Affiliate of such party), solicit any existing and future employee of the other party (or any existing or future Affiliate of such party) to leave his or her employment with such other party or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement, if any, with such other party or any existing or future Affiliate of the party.

     Section 6.3.  Fees and Expenses.
                   -----------------

          (a) Each party shall bear its own expenses in connection with this Agreement, the Merger and the transactions contemplated hereby.

     Section 6.4.  Amendment.  This Agreement may be amended by action taken by
                   ---------
mutual agreement of the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company, but after any such shareholder approval is obtained, no amendment shall be made that requires the approval of such shareholders under applicable law without such approval. This Agreement (including, subject to Section 4.12, the Company Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5.  Extension; Waiver.  At any time prior to the Effective Time,
                   -----------------
each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VII


                                INDEMNIFICATION

     Section 7.1.  General Survival.  The parties agree that, regardless of
                   ----------------
any investigation made by the Parent and Acquisition, the representations, warranties, covenants and agreements (in the case of covenants and agreements, to the extent of performance or non-performance prior to the Effective Time) of the Company contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on the first anniversary of the date on which the Effective Time occurs (the "Survival Period"). The parties agree that, regardless of any investigation made by the Company, the representations and warranties of Parent contained in this Agreement shall survive the execution and delivery of this agreement for a period beginning on the date hereof and ending on the last day of the statute of limitations period applicable to claims made under federal and state securities laws applicable to any such breached representation and warranty; provided, however, that any claim under contract law shall not survive beyond the one year anniversary of the date on which the Effective Time occurs.

     Section 7.2.  Indemnification Provisions in General.
                   -------------------------------------

            (a) Subject to Section 7.1, from and after the Effective Time, Parent, Acquisition and the Surviving Corporation and their respective Affiliates, officers, directors, stockholders, representatives and agents (collectively the "Indemnitees") shall be indemnified and held harmless by each former shareholder of the Company, but only from and to the extent of such shareholder's pro rata portion of the Escrow Amount, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent, Acquisition, the Surviving Corporation or any other Indemnitee by reason of:

                   (i) any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements (to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement or any of the other Transaction Documents to which it is a party; and

                   (ii) any misrepresentation contained in the Company Disclosure Letter, in any other written statement or certificate furnished to Parent, Acquisition or any other Indemnitee by or on behalf of the Company in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents or in any information provided by the Company in the Hearing Notice or the Information Statement.

For purposes of this Agreement, the term "Losses" means any and all judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.

            (b) Any claims for indemnification hereunder must be set forth in writing, contain a reasonably detailed description of the nature of and the events or circumstances underlying the claim for indemnification hereunder and be received by the Securityholder Agent not later than the expiration of the Survival Period (a "Survival Period Indemnification Claim").

            (c) No Indemnitee shall be entitled to indemnification hereunder for any Losses until the aggregate amount of all Losses under all Survival Period Indemnification Claims shall exceed One Million Dollars ($1,000,000) (the "Deductible"), at which time the Indemnitees shall be subject to indemnification only to the extent that the aggregate of all losses exceeds the amount of the Deductible; provided, however, that the provisions of this Subsection (c) shall not apply with respect to Losses in respect of any Survival Period Indemnification Claim arising out of any breach of the representations and warranties of the Company contained in Sections 2.2 and 2.17, and Parent and the Surviving Corporation shall be entitled to indemnification in the event of a breach of such Sections without applicability of the Deductible.

            (d) No Indemnitee shall be entitled to indemnification hereunder for any Losses for which no Survival Period Indemnification Claim is made prior to the expiration of the Survival Period.

            (e) Any indemnification payments made from the Escrow Account pursuant to this Section 7.2 shall constitute an adjustment to the dollar amount of the aggregate consideration payable by Parent to the holders of the capital stock of the Company.

     Section 7.3.  Manner of Indemnification.
                   --------------------------

            (a) To provide a fund against which an Indemnitee may assert Survival Period Indemnification Claim under this Article VII, the Escrow Amount shall be withheld and deposited into escrow pursuant to the Escrow Agreement in accordance with Section 1.10(i). The Escrow Shares so deposited, and interest and other earnings payable thereon, shall be held and distributed in accordance with the Escrow Agreement. Shares deposited into escrow shall be valued, for the purposes of satisfying any Survival Period Indemnification Claim, at the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the five (5) trading days immediately preceding the date on which the Survival Period Indemnification Claim is paid.

            (b) Each Survival Period Indemnification Claim shall be made only in accordance with this Article VII and the Escrow Agreement.

     Section 7.4.  Securityholder Agent.
                   --------------------

            (a) For purposes of this Agreement, immediately and automatically upon the approval of this Agreement by the requisite vote or written consent of the Company's shareholders, and, without any further action on the part of any such shareholders, each shareholder of the Company shall be deemed to have consented to the appointment of Steve Dines, as his, her or its representative (the "Securityholder Agent") and the attorney-in-fact for and on behalf of each such Company shareholder, and the taking by the Securityholder Agent of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, the Escrow Agreement and the Registration Rights Agreement, including the exercise of the power to (i) execute the Escrow Agreement and the Registration Rights Agreement, (ii) authorize delivery to Parent and Acquisition of the Escrow Shares, or any portion thereof, in satisfaction of Survival Period Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Survival Period Indemnification Claims, (iv) resolve any Survival Period Indemnification Claims and (v) take all actions necessary in the judgment of the Securityholder Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and the Registration Rights Agreement. Accordingly, the Securityholder Agent has unlimited authority and power to act on behalf of each Company shareholder with respect to this Agreement, the Registration Rights Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Survival Period Indemnification Claims, rights or obligations arising from and taken pursuant to each such agreement. The Company shareholders will be bound by all actions taken by the Securityholder Agent in connection with this Agreement, the Escrow Agreement or the Registration Rights Agreement, and Parent and Acquisition shall be entitled to rely on any action or decision of the Securityholder Agent. The Securityholder Agent will incur no liability with respect to any action taken or suffered by him or her in reliance upon any notice, direction, instruction, consent, statement or other document believed by him or her to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own willful misconduct or gross negligence. In all questions arising under this Agreement, the Registration Rights Agreement or the Escrow Agreement, the Securityholder Agent may rely on the advice of counsel, and the Securityholder Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Securityholder Agent based on such advice. The Securityholder Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him or her. At any time, holders of a majority in interest of the Escrow Shares, determined at the Effective Time, may appoint a new Securityholder Agent by written consent by sending notice and a copy of the written consent appointing such new Securityholder Agent signed by holders of a majority in interest of the Escrow Shares to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, Acquisition (or, if after the Effective Time, the Surviving Corporation) and the Escrow Agent.

          (b) The Securityholder Agent will serve without compensation; provided, however, that the Securityholder Agent will be compensated at an hourly rate of $100 for any time in excess of fifty hours in the aggregate that he spends in performing the duties of the Securityholder Agent, in addition to any reasonable expenses the Securityholder Agent may incur in performing the duties of the Securityholder Agent. The Securityholder Agent shall be entitled to make an assessment against the shareholders of the Company in respect of the Securityholder Agent's time charges or expenses. Such assessment shall be made by written notice to the Company's shareholders in the manner provided in this Agreement for the giving of notice, in an amount equal to each shareholder's pro rata share of any assessment (such pro rata share being based upon the respective ownership interests of the Company's shareholders as of the Closing Date and the due date for payment of the assessment and shall specify in reasonable detail the facts or circumstances giving rise to the assessment.
Each of the Company's shareholders shall make payment in full of its share of any assessment no later than ten (10) calendar days after the payment date specified in the notice of assessment. In the event a Company shareholder does not pay the full amount of such shareholder's pro-rata share of the assessment, the Securityholder Agent shall be entitled to payment from such shareholder in the amount shown in the notice of assessment, plus an additional 25% of the requested assessment as liquidated damages (and not as a penalty) for failure to timely pay the assessment, in addition to any costs of collection, including reasonable attorney's fees and court costs. If a Company shareholder fails to pay all or any portion of the amount owed by such shareholder and such failure continues for at least sixty
(60) days, the Securityholder Agent shall be entitled to receive payment from the Escrow Account, which payment shall in no event exceed such shareholder's pro rata portion of the Escrow Shares and shall result in a corresponding reduction of the shares such shareholder is entitled to receive upon distribution of the Escrow Shares. For purposes of satisfying any such payment, shares deposited into escrow shall be valued at the average closing price of Parent Common Stock as reported on the NASDAQ National Market for the five trading days immediately preceding the date on which the payment is made. Pending application of the proceeds of an assessment, the Securityholder Agent shall deposit the proceeds of an assessment in a money market demand account at a commercial bank having an office in Santa Clara County, California. Such account will also serve as the depository for any excess funds remaining after application of the proceeds of an assessment, provided that any assessment funds that remain unused for a period of ninety (90) days shall be returned to the appropriate Company shareholder.

     Section 7.5.  Third-Party Claims.  If Parent becomes aware of a third-
                   ------------------
party claim that Parent believes, in good faith, may result in the assertion by it of a Survival Period Indemnification Claim against the Escrow Shares, Parent shall promptly notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the Company shareholders, shall be entitled to participate in any defense of such third party claim. The reasonable costs of the defense of any third-party action or claim incurred by the Securityholder Agent shall be paid by the Company shareholders out of the Escrow Shares. Notwithstanding the immediately preceding sentence, Parent shall conduct such defense, but shall not settle any such claim without the prior written consent of the Securityholder Agent, such consent not to be unreasonably withheld; provided, however, that, if the consent of the Securityholder Agent is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount (but not the right of Parent to receive payment from the Escrow Shares) of the Survival Period Indemnification Claim and neither the Securityholder Agent nor any Person who has a beneficial interest in the Escrow Shares shall have any power or authority to object under any provision of this
Article VII to the amount of (but shall not be precluded from contesting the right of Parent to make) any demand by Parent against the Escrow Shares with respect to such settlement.

     Section 7.6.  Exclusive Remedy.  Notwithstanding any other provision of
                   ----------------
this Agreement to the contrary, following the Effective Time, the Escrow Shares shall be the sole and exclusive remedy of the Indemnitees for, and no shareholder of the Company shall have any personal liability whatsoever in respect of, any Survival Period Indemnification Claims arising under this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement. Neither the Escrow Agent nor the Securityholder Agent shall transfer any other property other than the Escrow Shares in satisfaction of any Survival Period Indemnification Claim. Notwithstanding the first two sentences of this Section 7.6, nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with the respect to this Agreement or any of the other Transaction Documents to which the Company is a party or any right set forth in Section 6.2.

                                  ARTICLE VIII


                                 MISCELLANEOUS

          Section 8.1.  Entire Agreement; Assignment.  This Agreement (including
                        ----------------------------
the Company Disclosure Letter) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition of its respective obligations hereunder if such assignee does not perform such obligations.

          Section 8.2.  Validity.  If any provision of this Agreement or the
                        --------
application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

          Section 8.3.  Notices.  All notices, requests, claims, demands and
                        -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or sent by nationally-recognized overnight courier to each other party as set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (d) in the case of mailing, on the fourth business day following that on which the piece of mail containing such communication is posted:

          if to Parent or Acquisition:   Virata Corporation
                                         2933 Bunker Hill Lane
                                         Santa Clara, California 95054
                                         Telecopier:  (408) 980-8271
                                         Attention:  Andrew M. Vought
                with a copy to:   Gibson, Dunn & Crutcher LLP
                                  One Montgomery Street
                                  Telesis Tower
                                  San Francisco, California 94104
                                  Telecopier:  (415) 374-8411
                                  Attention:  Douglas D. Smith, Esq.

          if to the Company to:   Excess Bandwidth Corporation
                                  10670 N. Tantau Avenue
                                  Cupertino, California 95014
                                  Telecopier:  (408) 255-0099
                                  Attention:  Steve Dines

                with a copy to:   Fenwick & West LLP
                                  Two Palo Alto Square
                                  Palo Alto, California 94306
                                  Telecopier:  (650) 494-1417
                                  Attention:  Dennis R. DeBroeck, Esq.

if to the Securityholder Agent:   Steve Dines
                                  c/o Excess Bandwidth Corporation
                                  10670 N. Tantau Avenue
                                  Cupertino, California 95014
                                  Telecopier:  (408) 255-0099

                with a copy to:   Fenwick & West LLP
                                  Two Palo Alto Square
                                  Palo Alto, California 94306
                                  Telecopier:  (650) 494-1417
                                  Attention:  Dennis R. DeBroeck, Esq.

     Section 8.4.  Governing Law; Venue; Specific Performance; Waiver of
                   -----------------------------------------------------
Jury Trial.
----------

            (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a

California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 8.3 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or California state court located within the County of San Francisco in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(c).

          Section 8.5.  Descriptive Headings and Section References.  The
                        -------------------------------------------
descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All Article, Section, subsection, paragraph and clause references in this Agreement are to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless otherwise specified.

          Section 8.6.  Parties in Interest.  This Agreement shall be binding
                        -------------------
upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided in this Agreement to the contrary, nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such Person be entitled to assert any claim hereunder; provided, however, that (i) the Indemnified D&O Persons (and their executors and heirs) are intended beneficiaries of Section 4.10 and (ii) the shareholders of the Company (and their executors and heirs are the intended beneficiaries of Section 7.6..

          Section 8.7.  Certain Definitions.  For purposes of this Agreement
                        -------------------
the term:

                  (a) "Affiliate " means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person;

                  (b) "business day " means any day other than a day on which the Nasdaq National Market is closed;

                  (c) "capital stock " means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

                  (d) "include" or "including " means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

                  (e) "knowledge" or "known" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of any executive officer of the Company or Parent, as the case may be, and in addition, with respect to the Company, those Persons listed in Section 8.7(e) of the Company Disclosure Letter.

                  (f) "Lien " means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, or liens that are otherwise not material and are fully reserved against in the Financial Statements, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

                  (g) "Person " means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity; and

                  (h) "subsidiary " or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  (i) "Transaction Documents" means, collectively, this Agreement (including the Schedules and Exhibits hereto), the Voting Agreements, the Escrow Agreement, the Retention Agreements, the Registration Rights Agreement, the Non-competition Agreements, the Confidentiality Agreement and each of the other agreements, documents, exhibits, schedules and instruments contemplated hereby and thereby.

          Section 8.8.  Personal Liability.  Except as and to the extent
                        ------------------
expressly provided elsewhere in this Agreement, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

          Section 8.9.  Counterparts.  This Agreement may be executed in one or
                        ------------
more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.


                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                          VIRATA CORPORATION

                          By: /s/ Charles W. Cotton
                             -------------------------------------
                          Name:  Charles W. Cotton
                          Title: Chief Executive Officer



                          EXCESS BANDWIDTH CORPORATION

                          By: /s/ Steve Dines
                             -------------------------------------
                          Name:  Steve Dines
                          Title: President



                          VC ACQUISITION, INC.

                          By: /s/ Charles W. Cotton
                             -------------------------------------
                          Name:  Charles W. Cotton
                          Title: Chief Executive Officer



                          SECURITYHOLDER AGENT


                           /s/ Steve Diner
                          ----------------------------------------
                          Steve Dines

                                  EXHIBIT A

      Matters to be Covered by Legal Counsel to Parent and Acquisition*
      -----------------------------------------------------------------

     (i) Each of Parent and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to own or lease its properties and assets and conduct its business as is currently conducted and to our knowledge is qualified as foreign corporation in every jurisdiction where the conduct of its business or leasing of properties requires, except where such failure to qualify as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (ii) Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver the Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

     (iii) The execution and delivery by the Company of the Agreement and each of the other Transaction Documents to which it is a party by each of Parent and Acquisition and the consummation of the transactions contemplated thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the Agreement or any of the other Transaction Documents to which they are parties or to consummate the transactions contemplated thereby.

     (iv) The Agreement and each of the other Transaction Documents to which they are parties have been duly and validly executed and delivered by each of Parent and Acquisition and constitute the valid and binding agreements of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with their respective terms.

     (v) Neither the execution, delivery and performance of the Agreement and each of the other Transaction Documents to which they are parties by Parent and Acquisition nor the consummation by Parent and Acquisition of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the its Certificate or Articles of Incorporation or bylaws (or similar governing documents), (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound which are listed on Exhibit A to the Officer's Certificate
                                        ---------
attached hereto or (c) violate any United States federal or State of California law, statute, rule or regulation or any provision of the Delaware General Corporation Law, or any order, writ, injunction or decree known to us, applicable to Parent or Acquisition or any of their respective properties or assets.

     (vi) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary to be made by the Company for the execution and delivery by Parent and Acquisition of this Agreement or the consummation by Parent and Acquisition of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained and (b) for filing of the Certificate of Merger in accordance with the CGCL.

     (vii) To our knowledge, there are no actions, proceedings or investigations pending or overtly threatened against Parent before any court or other Governmental Entity that question the validity of the Agreement or any of the other Transaction Documents or that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent.

     (viii) The authorized capital stock of Parent consists solely of (1) 450,000,000 shares of Parent Common Stock, of which were outstanding as of [last balance sheet date]; and (2) 5,000,000 shares of preferred stock, $0.001 par value per share, none of which were outstanding as of [last balance sheet date]. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and free of pre-emptive rights. The shares of Parent Common Stock to be issued in the Merger, when issued in accordance with the terms of the Merger Agreement, will be duly authorized and validly issued, fully paid and nonassessable and free of pre-emptive rights.


     *  Subject to customary qualifications, limitations and exceptions.

                                  EXHIBIT B

      Matters to be Covered by Opinion of Legal Counsel to the Company*
      -----------------------------------------------------------------

     (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own or lease its properties and assets and conduct its business as is currently conducted. To our knowledge, the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified or in good standing would not result in a Material Adverse Effect on the Company.

     (ii) The Company has all requisite corporate power and authority to execute and deliver the Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

     (iii) The execution and delivery by the Company of the Agreement and each of the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by the Company Board and the holders of a majority of the outstanding shares entitled to vote of Common Stock and a majority of the outstanding shares entitled to vote of Preferred Stock, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or any of the other Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.

     (iv) The Agreement and each of the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

     (v) Neither the execution, delivery and performance of the Agreement and each of the other Transaction Documents to which it is a party by the Company nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of the Company, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its assets may be bound which are listed on Exhibit A to
                                                                  ---------
the Management Certificate attached hereto or (c) violate any United States federal or State of California law, statute, rule or regulation, or any order, writ, injunction or decree known to us, applicable to the Company or any of its material properties or assets.

     (vi) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary to be made by the Company for the execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated thereby, except

(a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained and (b) for filing of the Certificate of Merger in accordance with the CGCL.

     (vii)  On the date hereof, immediately prior to the Effective Time:

            (a) The authorized capital stock of the Company consist solely of
(1) Twenty Five Million (25,000,000) shares of Company Common Stock, of which, to our knowledge, Eight Million Six Hundred Forty Four Thousand Six Hundred Twenty (8,644,620) are outstanding; (2) Four Million Five Hundred Sixteen Thousand Ninety Four (4,516,094) shares of Series A Preferred Stock, of which, to our knowledge, Four Million Three Hundred Ninety One Thousand Five Hundred Fifty Six (4,391,556) are outstanding, and (3) Six Million Seven Hundred Fifty Thousand (6,750,000) shares of Series B Preferred Stock, of which, to our knowledge, Three Million Two Hundred Eighty Nine Thousand Eight Hundred Ninety Eight (3,289,898) are outstanding. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable.

            (b) To our knowledge, except as set forth in Section 2.2 of the Company Disclosure Letter, there are no outstanding (1) options or warrants exercisable for (2) securities, loans or notes convertible into or exchangeable for any capital stock of the Company or other securities of the Company or (3) other written commitments or rights of any kind for the Company to issue additional capital stock of the Company or other equity securities, options or other securities of the Company.

     (viii) To our knowledge, there are no actions, proceedings or investigations pending or overtly threatened against the Company before any court or administrative agency that question the validity of the Agreement or that could reasonably be expected to result in a Material Adverse Effect on the Company.


     *  Subject to customary qualifications, limitations and exceptions.

                                  EXHIBIT C

                              Escrow Agreement
                              ----------------

                                  EXHIBIT D

                        Registration Rights Agreement
                       ------------------------------

                                  EXHIBIT E

                     Financial Statements of the Company
                     -----------------------------------

                                      2